     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1995
                                                       REGISTRATION NO. 33-57611

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4
                        (PRE-EFFECTIVE AMENDMENT NO. 1)
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                         AMERIQUEST TECHNOLOGIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                     5045                   33-0244136

      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
       JURISDICTION         INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
    OF INCORPORATION OR            CODE NUMBER)
       ORGANIZATION)

      3 IMPERIAL PROMENADE, STE. 300, SANTA ANA, CA 92707, (714) 437-0099 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                          STEPHEN G. HOLMES, SECRETARY
                         AMERIQUEST TECHNOLOGIES, INC.
                         3 IMPERIAL PROMENADE, STE. 300
                          SANTA ANA, CALIFORNIA 92707
                                 (714) 437-0099

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

EXHIBIT INDEX IS ON PAGE 139.                              PAGE 001 OF 317 PAGES

                         AMERIQUEST TECHNOLOGIES, INC.

CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404(A)

   S-4                                            HEADING IN PROSPECTUS/JOINT
 ITEM NO.        TITLE OF FORM S-4 ITEM                 PROXY STATEMENT
 -------- ------------------------------------- ------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
 Item 1.  Forepart of Registration Statement
           and Outside Front Cover Page of
           Prospectus.......................... Facing Sheet; Cross Reference
                                                Sheet; Outside Front Cover
                                                Page
 Item 2.  Inside Front and Outside Back Cover
           Pages of Prospectus................. Inside Front Cover Page; Table
                                                of Contents
 Item 3.  Risk Factors, Ratio of Earnings to
           Fixed Charges and Other Information. Summary; Risk Factors;
                                                Business of the Companies;
                                                Information Regarding the
                                                Merger; Selected Historical
                                                Financial Data; Pro Forma
                                                Financial Information;
                                                Comparative Per Share Data;
                                                Comparative Market Prices of
                                                Common Stock; The Special
                                                Meeting; Dissenters Appraisal
                                                Rights
 Item 4.  Terms of the Transaction............. Information Regarding the
                                                Merger; Description of Capital
                                                Stock of AmeriQuest;
                                                Comparison of Shareholder
                                                Rights
 Item 5.  Pro Forma Financial Information...... Pro Forma Financial
                                                Information
 Item 6.  Material Contacts with the Company
           Being Acquired...................... *
 Item 7.  Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters........... *
 Item 8.  Interests of Named Experts and
           Counsel............................. *
 Item 9.  Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities......................... *
 B. INFORMATION ABOUT THE REGISTRANT
 Item 10. Information With Respect to S-3
           Registrants......................... *
 Item 11. Incorporation of Certain Information
           by Reference........................ *
 Item 12. Information With Respect to S-2 or S-
           3 Registrants....................... Businesses of the Companies
 Item 13. Incorporation of Certain Information
           by Reference........................ Inside Front Cover Page;
                                                Businesses of the Companies
 Item 14. Information With Respect to
           Registrants Other Than S-2 or S-3
           Registrants......................... *

   S-4                                          HEADING IN PROSPECTUS/JOINT
 ITEM NO.        TITLE OF FORM S-4 ITEM               PROXY STATEMENT
 -------- ------------------------------------- ---------------------------
 C. INFORMATION ABOUT THE COMPANY BEING
  ACQUIRED
 Item 15. Information With Respect to S-3
           Companies........................... *
 Item 16. Information With Respect to S-2 or S-
           3 Companies......................... Inside Front Cover Page;
                                                Businesses of the Companies
 Item 17. Information With Respect to Companies
           Other Than S-2 or S-3 Companies..... *
 Item 18. Information if Proxies, Consents or
           Authorizations Are to be Solicited.. The Special Meeting;
                                                Information Regarding the
                                                Merger
 Item 19. Information if Proxies, Consents or
           Authorizations Are Not to be
           Solicited in an Exchange Offer...... *

- --------
* Omitted because inapplicable or answer is in the negative.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                               HORSHAM, PA 19044
                                 APRIL   , 1995

Dear Shareholder:

  You are invited to attend a special meeting of shareholders of Robec, Inc. ("Robec") to be held at 425 Privet Road, Horsham, Pennsylvania 19044, on May
  , 1995 at 10:00 a.m., local time (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which RI Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest. Under the terms of the Merger, each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of common stock, par value $.01 per share, of AmeriQuest ("AmeriQuest Common Stock"), subject to upward adjustment if the closing price of AmeriQuest Common Stock is below $3.00 per share on the business day prior to the day on which the Merger becomes effective, all as more fully described in the accompanying Prospectus/Proxy Statement and the Plan of Merger attached as Appendix I thereto.

  Pursuant to an Amended and Restated Agreement and Plan of Reorganization (the "Amended Agreement") dated as of August 11, 1994 among AmeriQuest, Robec and four principal shareholders of Robec (the "Principal Shareholders"), on September 22, 1994, the Principal Shareholders exchanged certain of their shares, representing 50.1% of the outstanding shares of Robec Common Stock, for shares of AmeriQuest Common Stock at the same conversion ratio as will apply to shares to be converted in the Merger, subject to the same adjustment mechanism. The Amended Agreement is attached as Appendix II to the accompanying Prospectus/Proxy Statement.

  Approval and adoption of the Plan of Merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at a meeting at which a quorum is present. Shareholders entitled to notice of and to vote at the Special Meeting are the holders of outstanding shares of Robec Common Stock on April 3, 1995 (the "Record Date"). AmeriQuest has sufficient voting power to approve and adopt the Plan of Merger even if no other shareholder of Robec votes in favor of such proposal. AmeriQuest has agreed to vote in favor of the approval and adoption of the Plan of Merger.

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its determination regarding the Plan of Merger, the Board considered, among other things, the opinion of Compass Capital Advisors as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Robec Common Stock pursuant to the Plan of Merger. The opinion of Compass Capital Advisors is attached as Appendix III to the accompanying Prospectus/Proxy Statement.

  In view of the importance of the matter to be acted upon at the Special Meeting, you are invited to personally attend the Special Meeting. Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Robec Common Stock you own, please date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                                          Sincerely,

                                          Robert H. Beckett
                                          Chairman, Chief Executive Officer
                                           and President

  SHARE CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR ROBEC COMMON STOCK FOR AMERIQUEST COMMON STOCK.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                               HORSHAM, PA 19044
                            TELEPHONE (215) 675-9300

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY   , 1995

                               ----------------

To the Shareholders of Robec, Inc.:

  Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Robec, Inc., a Pennsylvania corporation ("Robec"), will be held at
Robec's principal offices, 425 Privet Road, Horsham, Pennsylvania, on May   ,
1995 at 10:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which (a) RI Acquisition, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and (b) each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of the common stock, par value $.01 per share, of AmeriQuest ("AmeriQuest Common Stock"), subject to adjustment if the closing price of AmeriQuest Common Stock is below $3.00 per share on the business day prior to the day on which the Merger becomes effective; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  The Plan of Merger is more fully described in the accompanying
Prospectus/Proxy Statement and is attached as Appendix I thereto.

  Robec shareholders have the right to dissent from the Merger and obtain payment for their shares by following the procedures prescribed in Subchapter 15D of the Pennsylvania Business Corporation Law, which is attached as Appendix IV to, and summarized under "Dissenters Appraisal Rights" in, the accompanying Prospectus/Proxy Statement.

  Only shareholders of record at the close of business on April 3, 1995 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof. You are cordially invited to attend the Special Meeting and vote your shares in person.

                                          By Order of the Board of Directors,

                                          Robert S. Beckett
                                          Secretary

April   , 1995

  YOUR PROXY IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                  ROBEC, INC.
                                425 PRIVET ROAD
                          HORSHAM, PENNSYLVANIA 19044

                               ----------------

                           PROSPECTUS/PROXY STATEMENT

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                                  MAY   , 1995

  This Prospectus/Proxy Statement is being furnished to the shareholders of Robec, Inc., a Pennsylvania corporation ("Robec"), in connection with the solicitation of proxies by the Board of Directors of Robec for use at a special
meeting of shareholders to be held on May   , 1995 at 10:00 a.m., local time,
at Robec's principal executive offices, 425 Privet Road, Horsham, Pennsylvania and at any adjournments thereof (the "Special Meeting").

  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Plan of Merger (the "Plan of Merger") pursuant to which RI Acquisition, Inc., a Pennsylvania corporation ("AmeriQuest Sub") and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and renamed AmeriQuest/Robec, Inc. (the "Surviving Corporation"). Under the terms of the Merger, each share of common stock, par value $.01 per share, of Robec ("Robec Common Stock") that is issued and outstanding on the effective date of the Merger (the "Effective Date"), other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 (the "Applicable Fraction") shares of the common stock of AmeriQuest ("AmeriQuest Common Stock"), subject to adjustment if the closing price of AmeriQuest Common Stock is below $3.00 on the business day prior to the day on which the Merger becomes effective (the Applicable Fraction including any adjustments thereto, the "Exchange Ratio"). See "Information Regarding the Merger--The Merger." A copy of the Plan of Merger is attached as Appendix I to this Prospectus/Proxy Statement and is incorporated herein by this reference. Pursuant to an Amended and Restated Agreement and Plan of Reorganization (the "Amended Agreement") dated as of August 11, 1994 among AmeriQuest, Robec and four principal shareholders of Robec (the "Principal Shareholders"), on September 22, 1994, the Principal Shareholders exchanged certain of their shares (the "Exchange"), representing 50.1% of the outstanding shares of Robec Common Stock, for shares of AmeriQuest Common Stock at the Exchange Ratio. A copy of the Amended Agreement is attached as Appendix II to this Prospectus/Proxy Statement and is incorporated herein by this reference. The summaries of the portions of the Plan of Merger and Amended Agreement set forth in this Prospectus/Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the texts of the Plan of Merger and the Amended Agreement.

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its determination regarding the Plan of Merger, the Board considered, among other things, the opinion of Compass Capital Advisors ("Compass") as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Robec Common Stock pursuant to the Plan of Merger. A copy of the opinion of Compass is attached as Appendix III to this Prospectus/Proxy Statement and is incorporated herein by this reference.

  AMERIQUEST HAS FILED A REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IN WASHINGTON, D.C. COVERING SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED BY AMERIQUEST IN CONNECTION WITH THE MERGER DESCRIBED IN THE FOLLOWING PROSPECTUS/PROXY STATEMENT. THE PROSPECTUS/PROXY STATEMENT WAS FILED AS PART OF SUCH REGISTRATION STATEMENT.

                               ----------------

  THE SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  THE SHARES OF AMERIQUEST COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER INVOLVE CERTAIN IMPORTANT FACTORS TO BE CONSIDERED. SEE "RISK FACTORS."

         The date of this Prospectus/Proxy Statement is April   , 1995.

                             AVAILABLE INFORMATION

  Robec (SEC File No. 0-18115) and AmeriQuest (SEC File No. 1-10397) are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Robec and AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material with respect to AmeriQuest can also be inspected and copied at the offices of the New York Stock Exchange, on which AmeriQuest's Common Stock is listed.

  AmeriQuest has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to certain shares of AmeriQuest Common Stock to be issued in connection with the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington, D.C.

                             ADDITIONAL INFORMATION

  This Prospectus/Proxy Statement is accompanied by AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 5) for the year ended June 30, 1994 and its Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarter and six months ended December 30, 1994, as well as Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

    (1) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 1) dated June 14, 1994 and filed February 8, 1995;

    (2) AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 5) for the fiscal year ended June 30, 1994 and filed April 6, 1995;

    (3) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 1) dated July 18, 1994 and filed April 6, 1995;

    (4) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 3) dated September 12, 1994 and filed April 6, 1995;

    (5) AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarter ended September 30, 1994 and filed April 6, 1995;

    (6) AmeriQuest's Current Report on Form 8-K/A (Amendment No. 3) dated as of November 14, 1994 and filed April 6, 1995;

    (7) AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment No. 2) for the quarter ended December 30, 1994 and filed April 6, 1995;

    (8)  AmeriQuest's Proxy Statement dated April   , 1995;

    (9) Robec's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed March 31, 1995;

    (10) Kenfil Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 1993, SEC File No. 0-19905;

    (11) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and three months ended September 30, 1993;

    (12) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and six months ended December 31, 1993;

    (13) Kenfil Inc.'s Quarterly Report on Form 10-Q for the quarter and nine months ended March 31, 1994.

  In addition, all reports and other documents filed by Robec or AmeriQuest prior to the date of the Special Meeting pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and after the date of this Prospectus/Proxy Statement, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE REGARDING ROBEC AND AMERIQUEST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST AS FOLLOWS: WITH RESPECT TO ROBEC, FROM ROBERT S. BECKETT, SECRETARY, ROBEC, INC., 425 PRIVET ROAD, HORSHAM, PENNSYLVANIA 19044, AND WITH RESPECT TO AMERIQUEST, FROM STEPHEN G. HOLMES, SECRETARY, AMERIQUEST TECHNOLOGIES, INC., 3 IMPERIAL PROMENADE, STE. 300, SANTA ANA, CA 92707. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY APRIL   , 1995.

  Any statement incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement. Subject to the foregoing, all information appearing in this Prospectus/Proxy Statement is qualified in its entirety by the information appearing in the documents incorporated herein by this reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ROBEC OR AMERIQUEST. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
THE MEETING................................................................   1
TERMS OF THE MERGER........................................................   2
RISK FACTORS...............................................................  11
  Recent Developments......................................................  11
  Recent Losses; Possible Need for Additional Capital......................  11
  Integration of Companies.................................................  12
  Changing Methods of Software Distribution................................  12
  Need for Product Development; Manufacturing..............................  12
  Competition; Dominance of Industry Leaders...............................  13
  Competition; Products and Gross Margin...................................  13
  Dependence upon Key Personnel............................................  13
  Possible Sales by Shareholders...........................................  13
  Volatility of Stock Price; Trading Volume................................  13
THE SPECIAL MEETING........................................................  14
  Purpose of the Special Meeting...........................................  14
  Record Date; Solicitation of Proxies.....................................  14
  Vote Required............................................................  14
  Stock Ownership of Robec by Management and Certain Beneficial Owners.....  15
  Certified Public Accountants.............................................  16
BUSINESSES OF THE COMPANIES................................................  16
  AMERIQUEST...............................................................  16
    General................................................................  16
    Incorporation of Certain Information by Reference......................  17
    Recent Developments....................................................  17
      Computer 2000 Investment.............................................  17
      Acquisition of NCD...................................................  19
  ROBEC....................................................................  22
    General................................................................  22
    Incorporation of Certain Information by Reference......................  22
INFORMATION REGARDING THE MERGER...........................................  23
  THE MERGER...............................................................  23
  BACKGROUND OF THE MERGER.................................................  23
  RECOMMENDATION OF THE BOARD OF DIRECTORS OF ROBEC; REASONS FOR THE
   MERGER..................................................................  25
  OPINION OF ROBEC'S FINANCIAL ADVISOR.....................................  25
  DISSENTERS APPRAISAL RIGHTS..............................................  30
  CERTAIN ANTITRUST MATTERS................................................  33
  INTEREST OF CERTAIN PERSONS IN THE MERGER................................  33
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................  33
    Federal Tax Matters....................................................  33
    Tax Consequences to Robec Shareholders.................................  34
    Tax Consequences to Robec and AmeriQuest...............................  34
    Information Reporting..................................................  34
    Backup Withholding.....................................................  35
  ACCOUNTING TREATMENT.....................................................  35

  THE PLAN OF MERGER.....................................................    35
    The Merger...........................................................    35
    Effective Date.......................................................    35
    Terms of the Merger..................................................    35
    Payment of Merger Consideration......................................    36
    Surviving Provisions.................................................    36
    Dissenting Shares....................................................    36
  THE AMENDED AGREEMENT..................................................    37
    The Exchange.........................................................    37
    Robec Stock Options..................................................    37
    Representations and Warranties; Conduct of Business Pending the
     Merger..............................................................    37
    Conditions to Consummation of the Merger.............................    38
    Indemnification; Insurance...........................................    38
    Termination..........................................................    39
    Amendment; Waiver....................................................    39
    Registration Rights..................................................    39
PRO FORMA FINANCIAL INFORMATION..........................................    40
CAPITALIZATION...........................................................    45
COMPARATIVE MARKET PRICES OF COMMON STOCK................................    45
DIVIDEND POLICY..........................................................    46
DESCRIPTION OF CAPITAL STOCK OF AMERIQUEST...............................    46
  General................................................................    46
  Dividends..............................................................    46
  Voting Rights..........................................................    46
  Liquidation............................................................    46
  Pre-Emptive Rights.....................................................    47
  Anti-Takeover Provisions...............................................    47
COMPARISON OF SHAREHOLDER RIGHTS.........................................    47
  By-Laws................................................................    47
  Dividend Declarations..................................................    47
  Terms of Directors.....................................................    48
  Removal of Directors...................................................    48
  Meetings of Shareholders...............................................    48
  Action by Shareholders Without Meeting.................................    48
  Dissenters Rights......................................................    48
  Supermajority Provisions...............................................    49
  Business Combinations with Interested Shareholders.....................    49
  Fiduciary Duty.........................................................    49
  Derivative Actions.....................................................    50
LEGAL MATTERS............................................................    50
EXPERTS..................................................................    50
SHAREHOLDER PROPOSALS....................................................    51
OTHER MATTERS............................................................    51
PLAN OF MERGER...........................................................   I-1
AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION................  II-1
FAIRNESS OPINION......................................................... III-1
SUBCHAPTER 15D OF THE PENNSYLVANIA BUSINESS CORPORATION LAW--DISSENTERS
 RIGHTS..................................................................  IV-1

                                    SUMMARY

  The following brief summary of certain features of the proposal to merge RI Acquisition, Inc., a Pennsylvania corporation ("AmeriQuest Sub") and wholly-owned subsidiary of AmeriQuest Technologies, Inc. ("AmeriQuest"), with and into Robec, Inc. ("Robec") is not a complete statement of all of the proposal's material features and is qualified in its entirety by reference to the Prospectus/Proxy Statement which each shareholder of Robec is urged to examine carefully and consider in its entirety. Cross references in this Summary refer to appropriate sections of the Prospectus/Proxy Statement where detailed information is set forth. A copy of the Plan of Merger is attached as Appendix I hereto and is incorporated herein by this reference.

                                  THE MEETING

Company Soliciting Proxies:     Robec, Inc., 425 Privet Road, Horsham, PA
                                19044, (215) 675-9300. See "Robec Special Meet-
                                ing."

Company Issuing Securities:     AmeriQuest Technologies, Inc., 3 Imperial Prom-
                                enade, Ste. 300, Santa Ana, CA 92707, (714)
                                437-0099.

Businesses of Companies:        Robec is engaged primarily in the distribution
                                of computer hardware to value-added resellers, dealers and computer retailers. AmeriQuest is also engaged in the distribution of computer hardware to value-added resellers through its CDS Distribution, Inc. subsidiary, and, through its recently acquired Ross White Enterprises, Inc. d/b/a National Computer Distributors sub-sidiary ("NCD"), is engaged in the distribution of computer hardware to value-added resellers, systems integrators and computer retailers.
                                Through its Kenfil, Inc. ("Kenfil") subsidiary,
                                AmeriQuest is engaged in the distribution of microcomputer software to the retail market-place. AmeriQuest and Computer 2000 AG ("Com-puter 2000") have entered into an agreement pursuant to which Computer 2000 has agreed to invest approximately $50 million in AmeriQuest in exchange for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by Computer 2000 and as-suming consummation of the Merger. The invest-ment by Computer 2000 is tiered, with $32 mil-lion of the investment being contingent upon the monthly and cumulative performance of AmeriQuest in the first half of calendar 1995, approval by AmeriQuest's stockholders and cer-tain regulatory approvals. See "Businesses of the Companies."

Date and Time of Meeting:       May   , 1995 at 10:00 a.m. See "Notice of Spe-
                                cial Meeting."

Place: The principal executive offices of Robec at 425 Privet Road, Horsham, Pennsylvania. See "Notice of Special Meeting."

Record Date:                    April 3, 1995. See "Notice of Special Meeting"
                                and "The Special Meeting--Record Date; Solici-tation of Proxies."

Principal Purpose of Robec      To consider and vote upon the Plan of Merger,
 Meeting:                       pursuant to which AmeriQuest Sub will be merged
                                with and into Robec. See "Notice of Special
                                Meeting" and "The Special Meeting."

Shares Outstanding and          4,439,180 shares of the common stock, par value
 Entitled to Vote on Record     $.01 per share, of Robec ("Robec Common
 Date:                          Stock"). See "The Special Meeting."

Shares of Robec Common Stock    On the Record Date, AmeriQuest owned 2,224,029
 Owned on the Record Date by    shares of Robec Common Stock and officers and
 Officers, Directors and        directors of Robec owned an additional 671,671
 Principal Shareholders:        shares of Robec Common Stock, which cumula-
                                tively represent approximately 65.23% of the outstanding shares of Robec Common Stock. This is greater than the simple majority of votes cast which is required to adopt the Plan of Merger. See "The Special Meeting--Vote Re-quired."

Robec Required Vote:            Affirmative vote of the majority of the votes
                                cast by all of the holders of outstanding shares of Robec Common Stock entitled to vote thereon at a meeting at which a quorum is pres-ent.

Proxies: Revocable at any time before being voted by (1) giving written notice to the Secretary of Robec, (2) by substitution of a new Proxy bear-ing a later date or (3) by request for return of the Proxy at the special meeting of share-holders of Robec called to consider and vote upon the Plan of Merger (the "Special Meet-ing"). See "The Special Meeting--Vote Re-quired."

                              TERMS OF THE MERGER

The Exchange by the Principal   AmeriQuest became the owner of 50.1% of the
 Shareholders:                  outstanding Robec Common Stock on September 22,
                                1994 when four principal shareholders of Robec
                                (the "Principal Shareholders") exchanged (the
                                "Exchange") certain of their shares of Robec
                                Common Stock for shares of common stock, par value $.01 per share, of AmeriQuest
                                ("AmeriQuest Common Stock") at the Exchange Ra-tio (as defined below).

Exchange Ratio:                 On the effective date of the Merger (the "Ef-
                                fective Date"), each outstanding share of Robec
                                Common Stock, other than shares owned by AmeriQuest or by shareholders who perfect their dissenters rights, will be converted automati-cally into the right to receive .63075 (the
                                "Applicable Fraction") shares of newly issued
                                AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock
                                Exchange on the business day prior to the Ef-fective Date as reported in the Wall Street
                                Journal (the "Closing Date Market Price") is less than $3.00 per share, then on the Effec-tive Date each such share of Robec Common Stock shall instead be converted into the number of shares of AmeriQuest Common Stock equal to (i)
                                .63075 multiplied by (ii) a quotient, the nu-merator of which is $3.00 and the denominator of which is the Closing Date Market Price (the
                                Applicable Fraction, including any adjustment thereto, the "Exchange Ratio"). See "Informa-tion Regarding the Merger--The Plan of Merger--
                                Terms of the Merger."

Proposed Effective Date:        As soon as possible after the conclusion of the
                                Special Meeting upon the completion of the nec-essary formalities required by Pennsylvania law and certain other conditions precedent, includ-ing the listing of the shares of AmeriQuest
                                Common

                                Stock to be issued pursuant to the Merger with the New York Stock Exchange. See "Information Regarding the Merger--The Plan of Merger--Ef-fective Date."

Risk Factors:                   Holders of Robec Common Stock should carefully
                                consider certain risk factors in evaluating the Merger prior to voting upon the Plan of Merger.
                                See "Risk Factors."

Principal Reasons for Merger:   The combined companies will have an expanded
                                customer base for operations, greater access to capital markets and the opportunity for manage-rial and administrative efficiencies and over-head expense savings as a result of the consol-idation of certain operations. See "Information
                                Regarding the Merger--Recommendation of the
                                Board of Directors; Reasons for the Merger."

Factors Considered in           The Exchange Ratio was negotiated at arm's
 Determining Exchange Ratio:    length between AmeriQuest and Robec. Factors
                                considered by Robec included the respective fi-nancial condition of each company, including shareholders' equity, their future prospects and various other factors. See "Information Re-garding the Merger--Background of the Merger."

Recommendation of Robec's       The Board of Directors of Robec has unanimously
 Board of Directors:            approved and adopted the Plan of Merger and
                                recommends that the holders of Robec Common
                                Stock vote FOR approval and adoption of the Plan of Merger. See "Information Regarding the
                                Merger--Recommendation of the Board of Direc-tors of Robec; Reasons for the Merger."

Fairness Opinion:               Compass Capital Advisors has delivered its
                                written opinion to the Board of Directors of Robec that as of September 20, 1994 the Merger is fair to Robec's shareholders from a finan-cial point of view. For information on the as-sumptions made, matters considered and limits on the review by Compass Capital Advisors, see
                                "Information Regarding the Merger--Opinion of
                                Robec's Financial Advisor."

Dissenters Rights:              Under Pennsylvania law, shareholders of Robec
                                who file a written objection prior to the vote on the Plan of Merger and do not vote in favor of approval and adoption of the Plan of Merger have the right to demand an appraisal of the "fair value" of their shares of Robec Common
                                Stock if the required procedures under
                                Subchapter 15D of the Pennsylvania Business
                                Corporation Law of 1988, as amended (the
                                "BCL"), are followed. APPRAISAL RIGHTS WILL BE
                                FORFEITED IF THE REQUIREMENTS OF SUBCHAPTER 15D
                                ARE NOT FULLY AND PRECISELY SATISFIED. See "In-formation Regarding the Merger--Dissenters Ap-praisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Appendix
                                IV to this Prospectus/Proxy Statement.

Required Approvals:             The approval of the shareholders of Robec. The
                                early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements
                                Act of 1976, as amended (the "HSR Act") has been received. See "Information Regarding the Merger--Certain Legal Matters."

Appointment of Robert H.        AmeriQuest has appointed Robert H. Beckett,
 Beckett as a Director of       currently the Chairman, Chief Executive Officer
 AmeriQuest After the           and President of Robec, to the Board of Direc-
 Exchange:                      tors of AmeriQuest and agreed to nominate him
                                for re-election at each of the next two annual meetings of AmeriQuest stockholders. See "In-formation Regarding the Merger--Interest of
                                Certain Persons in the Merger."

Federal Tax Consequences of     The Merger is intended to qualify as a tax-free
 the Merger:                    reorganization under the provisions of Section
                                368 of the Internal Revenue Code of 1986, as amended. See "Information Regarding the Merg-er--Certain Federal Income Tax Consequences."

Accounting:                     The Merger will be accounted for as a reorgani-
                                zation of unaffiliated companies and recorded as a purchase by AmeriQuest for accounting and financial reporting purposes. See "Information
                                Regarding the Merger--Accounting Treatment."

Comparison of Shareholders'     Holders of Robec Common Stock will become hold-
 Rights:                        ers of AmeriQuest Common Stock as a result of
                                the Merger. There are certain differences in the rights of holders of Robec Common Stock and AmeriQuest Common Stock, including differences due to the fact that Robec is organized under the laws of Pennsylvania whereas AmeriQuest is organized under the laws of Delaware. See "Com-parison of Shareholders Rights."

Surrender of Certificates:      As soon as practicable after the Effective
                                Date, American Stock Transfer & Trust Company, or another entity mutually acceptable to both
                                Robec and AmeriQuest, in its capacity as ex-change agent for the Merger (the "Exchange
                                Agent"), will send a transmittal letter to each Robec shareholder. The transmittal letter will contain instructions with respect to the sur-render of certificates representing Robec Com-mon Stock to be exchanged for AmeriQuest Common
                                Stock. See "Information Regarding the Merger--
                                The Plan of Merger--Surrender and Payment."
                                ROBEC SHAREHOLDERS SHOULD NOT FORWARD CERTIFI-
                                CATES FOR ROBEC COMMON STOCK TO THE EXCHANGE
                                AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LET-
                                TERS. ROBEC SHAREHOLDERS SHOULD NOT RETURN
                                STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Comparative Per Share Prices:   AmeriQuest Common Stock trades on the New York
                                Stock Exchange ("NYSE") under the trading sym-bol ("AQS"). The following table sets forth the range of high and low closing prices reported on the NYSE for AmeriQuest Common Stock for the calendar periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
                    Calendar 1994
                      First Quarter.............................   5 7/8   4 1/8
                      Second Quarter............................   4 1/8   3
                      Third Quarter.............................   4 1/4   3 1/8
                      Fourth Quarter............................   3 3/4   2 7/8

                                Robec Common Stock has been traded on the Nasdaq National Market System since Robec's initial public offering under the trading symbol "ROBC". The following table sets forth the range of high and low bid quotations reported on the Nasdaq National Market System for Robec Common Stock for the calendar periods indicated:

                                                                  HIGH     LOW
                                                                 ------- -------
                    Calendar 1994
                      First Quarter.............................   2 7/8   1 1/2
                      Second Quarter............................   1 7/8     1/2
                      Third Quarter.............................   2 1/8   1 1/4
                      Fourth Quarter............................   1 7/8  1 9/16

                                On June 29, 1994, the last trading day prior to the first public announcement by AmeriQuest and Robec concerning the proposed Merger, the last sale price of AmeriQuest Common Stock reported on the NYSE was $3.25 per share and the last sale price of Robec Common Stock reported on the Nasdaq National Market System was $0.88 per share. Based on the Exchange Ratio of .63075 shares of AmeriQuest Common Stock for each share of Robec Common Stock and the quoted closing sale price of AmeriQuest Common Stock on that date, AmeriQuest would be issuing stock that had an equivalent value on that date of $2.05 per share of Robec Common Stock. On April
                                   , 1995, the last sale price of AmeriQuest
                                Common Stock as reported on the NYSE was
                                $       per share and the last sale price of
                                Robec Common Stock reported on the Nasdaq
                                National Market System was $        per share.
                                Based on the Exchange Ratio, adjusted to reflect the decrease in the sale price of AmeriQuest Common Stock below $3.00 per share, AmeriQuest would be issuing stock having an equivalent market value on that date of $1.89 per share of Robec Common Stock. For information regarding earlier periods, see "Comparative Market Prices of Common Stock."

     SELECTED HISTORICAL AND PRO FORMA FINANCIAL COMPARATIVE PER SHARE DATA

  The following selected historical information of AmeriQuest, Robec, and NCD has been derived from their respective historical financial statements and should be read in conjunction with such financial statements and notes thereto. AmeriQuest's Consolidated Financial Statement for three years ended June 30, 1994, 1993 and 1992 has been audited by Arthur Andersen LLP, independent public accountants. Robec's Consolidated Financial Statements for the three years ended December 31, 1994, 1993 and 1992 has been audited by Coopers & Lybrand LLP, independent public accountants. NCD's Financial Statements for the two years ended March 31, 1994 and 1993 have been audited by KPMG Peat Marwick LLP, independent public accountants. NCD's Statement of Operations for the three months ended March 31, 1992 has been audited by Hansen, Barnett & Maxwell, independent public accountants. AmeriQuest's statements of income data for the six months ended December 30, 1994 and the balance sheet data at December 30, 1994 and NCD's statement of income data for the six months ended September 30, 1994 and balance sheet data at September 30, 1994 are unaudited but have been prepared on the same basis as their audited financial statements and, in the opinion of their respective managements, contain all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The selected unaudited pro forma condensed combined financial data is qualified in its entirety by reference to, and should be read in conjunction with, the pro forma unaudited combining financial statements and notes thereto that are included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma condensed combined statement of income combines the results of operations of AmeriQuest, Kenfil, Robec and NCD for the twelve months ended June 30, 1994 and the six months ended December 30, 1994 giving effect to the acquisitions as if it had occurred on July 1, 1993. The unaudited pro forma condensed combined balance sheet data as of December 30, 1994, gives effect to the Company's acquisition of the remaining 49.9 percent of Robec common stock, not owned by the Company as if it had occurred on that date. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisitions been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The acquisitions discussed above have been accounted for under the purchase method of accounting.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS
                             ENDED
                          DECEMBER 30              YEARS ENDED JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
                          (UNAUDITED)
AMERIQUEST
Historical Statement of Income Data:
  Net sales.............  $  173,005   $ 87,593  $ 73,082 $115,054  $130,062  $187,724
  Income (loss) from
   operations...........      (3,399)    (7,274)      487   (9,047)  (11,730)    1,245
  Income (loss) before
   income taxes.........      (5,996)    (7,971)      236   (9,623)  (12,027)      652
  Net income (loss).....      (5,996)    (7,971)      236   (8,894)   (8,501)      405
  Earnings (loss) per
   share................       (0.39)     (1.33)     0.08    (3.04)    (2.89)     0.13
  Weighted average
   shares outstanding...  15,458,468      5,974     3,061    2,922     2,942     3,156
                          DECEMBER 30                    JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
                          (UNAUDITED)
Historical Balance Sheet
 Data:
  Working capital.......  $   18,391   $  4,872  $  5,904 $  5,217  $ 15,081  $ 22,463
  Total assets..........     182,385     65,145    20,274   23,522    40,747    41,084
  Long-term obligations.      19,029      3,442     1,817      274     1,851     1,134
  Shareholders' equity..      26,663     12,875     8,644    7,952    16,806    26,065
                          SIX MONTHS
                             ENDED
                          DECEMBER 30              YEARS ENDED JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
KENFIL
Historical Statement of Income Data:
  Net sales.............         (1)   $138,759  $184,054 $167,451  $133,219  $139,246
  Income (loss) from
   operations...........                (18,167)    4,799    5,081     1,786     2,225
  Income (loss) before
   income taxes.........                (20,753)    1,636    1,407    (2,501)      (36)
  Net income (loss).....                (20,770)    1,086      873    (1,663)      (25)
  Earnings (loss) per
   share................                  (4.72)     0.17     0.06     (0.70)    (0.01)
  Weighted average
   shares outstanding...                  4,399     4,399    2,798     2,869     3,108
                          DECEMBER 30                    JUNE 30
                          -----------  -----------------------------------------------
                             1994        1994      1993     1992      1991      1990
                          -----------  --------  -------- --------  --------  --------
Historical Balance Sheet
 Data:
  Working capital.......         (1)        (1)  $ 17,897 $  5,212  $  5,162  $  2,048
  Total assets..........                           56,050   41,484    36,144    33,245
  Long-term obligations.                            6,480   11,380    11,452     1,525
  Shareholders' equity
   (deficiency).........                           13,146   (8,628)   (8,784)    2,640

- --------
(1) Kenfil operating results and balance sheet data for the six months ended December 30, 1994 are consolidated with the results of AmeriQuest.

                       SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         YEARS ENDED DECEMBER 31
                              ------------------------------------------------
                                1994       1993      1992      1991     1990
                              -------------------- --------  -------- --------
ROBEC
Historical Statement of Income Data:
  Net sales.................  $ 141,106  $203,233  $202,564  $201,131 $190,867
  Income (loss) from
   operations...............     (4,893)   (8,141)   (5,353)    4,994    7,890
  Income (loss) before
   income taxes.............     (6,148)   (9,994)   (6,785)    3,237    6,178
  Net income (loss).........     (6,172)   (9,118)   (4,589)    2,104    3,956
  Earnings (loss) per share.      (1.39)    (2.05)    (1.03)     0.47     0.87
  Weighted average shares
   outstanding..............      4,439     4,459     4,459     4,457    4,571
                                               DECEMBER 31
                              ------------------------------------------------
                                1994       1993      1992      1991     1990
                              -------------------- --------  -------- --------
Historical Balance Sheet Da-
 ta:
  Working capital...........  $   6,423  $ 12,208  $ 42,078  $ 45,168 $ 22,788
  Total assets..............     36,049    57,075    65,685    71,750   62,519
  Long-term obligations.....        --        --     21,336    20,000      --
  Shareholders' equity .....      8,089    14,261    23,379    27,964   25,860

                           SIX MONTHS                         THREE MONTHS
                             ENDED                               ENDED
                          SEPTEMBER 30 YEARS ENDED MARCH 31     MARCH 31   YEARS ENDED DECEMBER 31
                          ------------ ---------------------  ------------ ----------------------------
                              1994       1994       1993          1992        1991          1990
                          ------------ ---------------------  ------------ -----------  ---------------
                          (UNAUDITED)                                                    (UNAUDITED)
NCD
Historical Statement of Income Data:
  Net sales.............    $117,696    $196,513 $   113,306    $15,256    $    40,505   $    38,689
  Income (loss) from
   operations...........       2,551       2,433      (1,481)       119            617           338
  Income (loss) before
   income taxes.........         994         630      (2,736)        51            309           137
  Net income (loss).....         994         630      (2,461)        51            309           137
  Earnings (loss) per
   share................    4,247.86    2,859.00  (13,395.00)    423.00       3,094.00      1,370.00
  Weighted average
   shares outstanding...         234         220         184        120            100           100
                          SEPTEMBER 30              MARCH 31                     DECEMBER 31
                          ------------ ----------------------------------- ----------------------------
                              1994       1994       1993          1992        1991          1990
                          ------------ ---------------------  ------------ -----------  ---------------
                                                              (UNAUDITED)                (UNAUDITED)
Historical Balance Sheet
 Data:
  Working capital.......    $  2,335   $  20,052 $       620    $ 1,676    $      (200)  $       262
  Total assets..........      52,359      51,677      27,984      9,711          9,656         7,153
  Long-term obligations.       2,737      21,499       2,663         94            136           135
  Shareholders' equity
   (deficiency).........       1,260          11        (619)     1,582            697           500

                       AMERIQUEST, KENFIL, ROBEC AND NCD

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          TWELVE MONTHS ENDED SIX MONTHS ENDED
                                             JUNE 30, 1994    DECEMBER 30, 1994
                                          ------------------- -----------------
Pro Forma Combined Statement of Income
 Data:
  Net sales..............................      $613,606           $276,568
  Income (loss) from operations..........       (35,112)            (3,629)
  Income (loss) before taxes.............       (40,986)            (6,836)
  Net income (loss)......................       (40,189)(1)         (6,836)
  Net income (loss) applicable to common
   stockholders..........................       (40,189)            (6,836)
  Net income (loss) per share............         (2.11)             (0.32)
  Weighted average shares outstanding....        19,040             21,365

                                                               DECEMBER 30, 1994
                                                               -----------------
Pro Forma Combined Balance Sheet Data:
  Working capital.............................................      $18,391
  Total assets................................................      183,657
  Long-term obligations.......................................       19,029
  Total stockholders' equity..................................       29,113
  Book value per share (2)....................................         1.30
  Common shares outstanding...................................       22,372

- --------
(1) The restructuring charge of $5,000,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The restructuring charge and earthquake loss of $3,305,000 included in Kenfil's historical financials included charges of $2,821,000 for losses sustained in the Southern California earthquake and restructuring charges of $484,000 relating to severance costs and lease termination costs. The restructuring charge of $336,000 included in Robec's historical statement of operations relates to a reduction in office and warehouse space. Such restructuring charges, although non-recurring in nature, have been included in the proforma condensed combined statement of operations in conformity with
    Article 11 of Regulation S-X of the Securities and Exchange Commission.

(2) Book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 30, 1994.

  UNAUDITED COMPARATIVE PER SHARE DATA. The following table sets forth (1) the historical net income (loss) per share and the historical book value per share of AmeriQuest Common Stock; (2) the historical net income (loss) per common share and the historical book value per share of Robec; (3) the unaudited pro forma combined net income (loss) per common share and the unaudited pro forma combined book value per share after giving effect to the proposed Merger; and
(4) the unaudited pro forma net income (loss) per equivalent Robec share and the unaudited pro forma book value per equivalent Robec share assuming the exchange ratio of 0.63075. The information presented in the table should be read in conjunction with the unaudited pro forma condensed combined financial statements and the interim consolidated unaudited condensed financial statements and the notes thereto appearing elsewhere herein or incorporated herein by reference.

                                                                    EQUIVALENT
                                    HISTORICAL(3)      AMERIQUEST      ROBEC
                                  -----------------    PRO FORMA     PRO FORMA
                                  AMERIQUEST ROBEC   COMBINED(1)(3) COMBINED(2)
                                  ---------- ------  -------------- -----------
Net Income (Loss) Per Share(3)
  Twelve months ended
  June 30, 1994..................   $(1.33)  $(2.52)     $(2.11)      $(1.33)
  Six months ended
  December 30, 1994..............    (0.10)   (0.92)      (0.32)       (0.20)
Book Value Per Share at
  June 30, 1994..................     1.31     2.65        1.52         0.96
  December 30, 1994..............     1.34     1.76        1.30         0.82

(1) The unaudited pro forma combined net income (loss) per share is based on the weighted average number of common shares of AmeriQuest Common Stock outstanding during the period adjusted to give effect to shares assumed to be issued had the Merger taken place as of the beginning of the period presented.

(2) The unaudited equivalent Robec pro forma combined per share amounts are calculated by multiplying the AmeriQuest pro forma combined per share amounts by the exchange ratio of 0.63075 of a share of AmeriQuest Common Stock for each share of Robec Common Stock.

(3) AmeriQuest's and Robec's book value per share are computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma combined number of shares of common stock outstanding at the end of the period.

                                  RISK FACTORS

  The following are certain risk factors to be considered by Robec's shareholders in voting upon the Plan of Merger, in addition to the risks and other information described elsewhere in this Prospectus/Proxy Statement.

  RECENT DEVELOPMENTS. AmeriQuest has a policy of growth, both internal and by acquisition. On June 6, 1994, AmeriQuest acquired 51.9% of Kenfil Inc., a distributor of computer software products, and on September 12, 1994 acquired the balance of the outstanding shares of Kenfil Inc. in a merger between AmeriQuest's wholly-owned subsidiary, AmeriQuest/Kenfil Inc. and Kenfil Inc. AmeriQuest now owns 100% of the resultant company, AmeriQuest/Kenfil Inc. ("Kenfil"). On September 22, 1994, AmeriQuest acquired 50.1% of Robec from the Principal Shareholders, and it is contemplated that AmeriQuest will own 100% of Robec upon consummation of the Merger. On November 14, 1994, AmeriQuest acquired Ross White Enterprises, Inc., a Florida corporation d/b/a "National Computer Distributors" ("NCD"). Both Robec and NCD are distributors of computer hardware. The combination of AmeriQuest (including Kenfil and NCD) and Robec after consummation of the Merger is referred to in this Prospectus/Proxy Statement as the "Combined Company."

   In addition, on November 14, 1994, AmeriQuest entered into an Investment Agreement and a Loan Agreement with Computer 2000 AG ("Computer 2000") which contemplate that Computer 2000 will invest approximately $50 million in AmeriQuest in exchange for a 51% ownership interest in AmeriQuest, including shares already owned by Computer 2000, and assuming consummation of the Merger. The investment by Computer 2000 is tiered, with $32 million being contingent upon the monthly and cumulative performance of AmeriQuest in the first half of calendar 1995 (which at the date of this Prospectus the Company has failed to achieve), approval by AmeriQuest stockholders and certain regulatory approvals. This investment is part and parcel of a proposed global alliance between AmeriQuest and Computer 2000. If the shareholders of AmeriQuest fail to approve the Investment Agreement, AmeriQuest may be required by Computer 2000 to either repay the $18 million advanced to date as a secured loan or repay approximately $12 million and issue to Computer 2000 new shares which when added to its current holdings would increase its current ownership to 19.9% of AmeriQuest's outstanding Common Stock. Although the sale of the shares to Computer 2000 would be at a price below the quoted market price on November 14, 1994, the Board of Directors of AmeriQuest evaluated the prospects of AmeriQuest in the alliance for improved purchasing margins, improved vendor lines and cross-selling opportunities, and determined that the interests of all shareholders of AmeriQuest would be best served by the arrangement. However, should such alliance synergies not materialize, AmeriQuest could be viewed as having sold the shares below market without the receipt of any additional benefit from the arrangement. No assurance can be given that the anticipated synergies from the alliance will materialize. A shareholders derivative lawsuit has been filed against AmeriQuest, its directors and Computer 2000 with respect to the Investment Agreement. For additional information, see "The Business of the Companies--Ameriquest--Recent Developments--Investment by Computer 2000 Investment."

  RECENT LOSSES; POSSIBLE NEED FOR ADDITIONAL CAPITAL. AmeriQuest experienced significant net losses for fiscal years 1991 and 1992. Although AmeriQuest had net earnings of $236,000 for the year ended June 30, 1993, it had a loss of $7,971,000 for the year ended June 30, 1994, including a write-off of $5.7 million with respect to restructuring and the disposition of assets related to hardware operations. For the six months ended December 30, 1994, AmeriQuest experienced a loss of approximately $5,996,000 compared with a net loss of approximately $4,889,000 for the same period a year earlier. NCD had a net income for the fiscal year ended March 31, 1994 of $630,115 on revenues of $196,512,724 compared with a net loss of $2,460,624 the year earlier on revenues of $113,306,494. For the six months ended September 30, 1994, NCD had a net income of $994,000 on sales of $117,696,000. Robec experienced a net loss of $6,172,000 for the year ended December 31, 1994. There can be no assurance that the Combined Company will be able to achieve profitability in subsequent periods. In fiscal 1994, AmeriQuest raised approximately $5,600,000 from the sale of 3,400,000 shares of AmeriQuest Common Stock, which shares have been registered for resale on a Registration Statement on Form S-3. On June 30, 1994, it raised another $2,000,000 in a sale of its securities to foreign investors. On October 17, 1994, AmeriQuest raised approximately $3,432,000 upon the placement of unsecured, convertible promissory notes which were automatically converted to shares of AmeriQuest

Common Stock and warrants to purchase AmeriQuest Common Stock at $2.40 per share upon the acquisition of NCD. In the event that the Combined Company does not achieve profitability in the near term, AmeriQuest may be required to seek additional financing, but the Investment Agreement with Computer 2000 prohibits the issuance of additional shares of AmeriQuest Common Stock without its consent. However, if AmeriQuest were to need additional capital and obtain Computer 2000's consent to issue additional shares of AmeriQuest Common Stock, AmeriQuest would be obligated to issue an equal number of additional shares to Computer 2000, thus reducing the price per share to be paid by Computer 2000. There can be no assurance that any such financing will be available to AmeriQuest if and when required, or on terms acceptable to AmeriQuest, or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders.

  STOCK REPURCHASE AGREEMENT. AmeriQuest is party to a Stock Repurchase Agreement dated November 14, 1994 pursuant to which certain former shareholders of NCD have the right at any time and from time-to-time after February 13, 1995 to require AmeriQuest to repurchase up to 661,486 shares of AmeriQuest Common Stock at $3.50 per share for a total potential obligation of $2,315,201. Although no demand has been made of AmeriQuest to date, such a request could be received at any time.

  INTEGRATION OF COMPANIES. In determining the terms of the proposed Merger, the management of Robec and AmeriQuest evaluated the companies' respective businesses based in part on expectations concerning the future operations of the Combined Company. The evaluations reflected to a material extent the expectation that there would be an increase in the sales of each company's products, as well as the expectation that the combination of the companies would produce other beneficial effects. There can be no assurance that these expectations will be fulfilled. AmeriQuest and Robec believe that a key benefit to be realized from the Merger will be the integration of their strategies and product lines. Certain of the anticipated benefits of the Merger may not be achieved unless the respective operations of each company are successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of maintaining multiple accounting systems and integrating personnel with disparate business backgrounds and corporate cultures. Such problems could be further exacerbated in combining Robec's and NCD's operations with those of AmeriQuest because of the geographical diversity of the companies. There can be no assurance that the Combined Company will be able to integrate effectively the products and services of Robec with the products and services of AmeriQuest, Kenfil and/or NCD. Nor can there be any assurance that, even if integrated, the Combined Company's product and service offerings will be successful. If the Combined Company is not successful in integrating its product strategies and services or if its integrated products and services fail to achieve market acceptance, the business of the Combined Company could be adversely affected.

  CHANGING METHODS OF SOFTWARE DISTRIBUTION. The manner in which microcomputer software products are distributed and sold is changing, and new methods of distribution may emerge or expand. Software publishers have sold, and may intensify their efforts to sell, their products directly to resellers and end-users, including certain major reseller customers. From time-to-time certain publishers have instituted programs for the direct sale of large-order quantities of software to certain major corporate accounts, and these types of programs may continue to be used by various publishers. In addition, certain major publishers have implemented programs for master copy distribution (site licensing) of software. These programs generally grant an organization the right to make any number of copies of software for distribution within the organization provided that the organization pays a fee to the publisher for each copy made. Also, publishers may attempt to increase the volume of software products distributed electronically to end-users' microcomputers. If these programs become more common or if other methods of distribution of software become more widely accepted, the Combined Company's business and financial results could be materially adversely affected.

  NEED FOR PRODUCT DEVELOPMENT; MANUFACTURING. AmeriQuest (including NCD) and Robec compete in an industry which is affected by technological change. The inability of the Combined Company to develop or obtain new products which respond to industry demands could adversely affect its operational and financial performance. AmeriQuest depends on original equipment manufacturers ("OEMs") to manufacture various portions of its products, but has no contractual commitments from its suppliers where no single supplier provides the entirety of any product needs. Although AmeriQuest performs quality control checks on these components, there can be no assurance that component defects will not occur in the future. AmeriQuest has in the past experienced component reliability problems with respect to new components. AmeriQuest believes that this problem is typical in the industry and it performs product quality inspection and final testing to prevent, detect and remedy such problems. There can be no assurance that component reliability problems will not have a material adverse effect on the business of the Combined Company. Robec and AmeriQuest also purchase components, subassemblies and fabricated parts from independent suppliers. Robec and AmeriQuest attempt to maintain adequate inventories of parts to cover their respective short-term requirements and have never experienced difficulties in obtaining inventories of parts to cover their respective short-term requirements for components. However, Robec and AmeriQuest do purchase several key components from a limited number of sources. There can be no assurance that, with respect to such components, the loss of key sources would not have a material adverse effect on business of the Combined Company.

  COMPETITION; DOMINANCE OF INDUSTRY LEADERS. Most of the Combined Company's competitors have financial, marketing or management resources substantially greater than those of the Combined Company. The personal computer industry is dominated by companies with annual revenues that exceed a billion dollars. The Combined Company's principal markets are comprised predominantly of personal computer resellers with a moderate volume of sales. Robec and AmeriQuest are facing increasing competition from many competitors. AmeriQuest and Robec believe that the market will be increasingly dominated by the industry leaders. There can be no assurance that the Combined Company will develop into one of the industry leaders.

  COMPETITION; PRODUCTS AND GROSS MARGIN. Robec and AmeriQuest compete in an industry characterized by intense competition. Because the products traditionally resold by distributors such as Robec and AmeriQuest have shorter and shorter product life cycles and are offered by many resellers, the gross margins which can be earned from the sale of such products reduce quickly over short periods of time. In addition, the products are subject to loss in value due to technological obsolescence. Accordingly, the Combined Company's primary marketing strategy will be to sell products with increasing data storage capacities. There can be no assurance that the Combined Company will be able to develop or obtain such higher capacity products or maintain adequate gross margins on the sales of such products.

  DEPENDENCE UPON KEY PERSONNEL. The Combined Company will be dependent upon the marketing and management expertise of certain key personnel. While other qualified persons may be found to assume the responsibilities of these key personnel if they were to leave the Combined Company, the search for successors could take a substantial amount of time, and the disruption to the Combined Company's operations could have a material adverse effect on its business; and AmeriQuest does not maintain key-man insurance policies.

  POSSIBLE SALES BY SHAREHOLDERS. AmeriQuest has earlier registered 4,238,639 outstanding shares (20.3%) of AmeriQuest Common Stock on Form S-3 for resale by certain selling shareholders, and currently has pending another registration statement on Form S-3 for the resale by still other selling shareholders, including the principal shareholders, of 8,528,725 outstanding shares (40.8%) of AmeriQuest Common Stock. AmeriQuest has also agreed to register the shares to be issued to Computer 2000 upon consummation of the transactions contemplated by the Investment Agreement with Computer 2000. The sale of the registered shares, or the perception that such shares may be sold, may have the effect of substantially depressing the market price of AmeriQuest's Common Stock and causing substantial fluctuations in the price of AmeriQuest Common Stock.

  VOLATILITY OF STOCK PRICE; TRADING VOLUME. The price of AmeriQuest's Common Stock has been subject to significant price fluctuations. There can be no assurance that the price of the AmeriQuest's Common Stock will stabilize at any time or at a price equal to or above the price of such shares at the time of the Merger. Until recently, the trading volume for AmeriQuest's Common Stock has generally been low. A large increase in share trading volume in a short period of time could cause a significant reduction in share trading prices.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The Special Meeting is being called (i) to consider and vote upon a proposal to approve and adopt the Plan of Merger pursuant to which (a) AmeriQuest Sub will be merged with and into Robec, with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and (b) each share of Robec Common Stock that is issued and outstanding on the Effective Date, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive shares of AmeriQuest Common Stock at the Exchange Ratio and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  Approval and adoption of the Plan of Merger by Robec's shareholders is one of the conditions to the consummation of the Merger. See "Information Regarding the Merger--The Amended Agreement--Conditions to Consummation of the Merger."

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND RECOMMENDS THAT HOLDERS OF SHARES OF ROBEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER.

RECORD DATE; SOLICITATION OF PROXIES

  The close of business on April 3, 1995 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of Robec Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting and any adjournments thereof. At the close of business on the Record Date, there were 4,439,180 shares of Robec Common Stock outstanding. Robec has 5,000,000 authorized shares of preferred stock of which no shares are outstanding.

  Shares of Robec Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Plan of Merger and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. Under the rules of the National Association of Securities Dealers, brokers may not give a proxy to vote without complying with the rules of any national exchange to which the broker is also a member. Brokers that are member firms of the New York Stock Exchange, Inc. ("NYSE") and who hold shares in street name for customers have authority under the rules of the NYSE to vote those shares with respect to the Plan of Merger only if they have received instructions to do so from the beneficial owners thereof. Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), if a shareholder (including a nominee or other record owner) either records the fact of abstention or otherwise withholds authority to vote or fails to vote in person or by proxy, such action would not be considered a "vote cast" and would have no effect in the approval and adoption of the Plan of Merger, other than to reduce the number of affirmative votes needed for such approval. A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy being revoked or by submission of a properly executed proxy bearing a later date than the proxy being revoked, to Robert S. Beckett, Secretary, Robec, Inc., 425 Privet Road, Horsham, Pennsylvania 19044, or by voting the shares of Robec Common Stock covered thereby in person at the Special Meeting.

  Robec will bear the cost of the Special Meeting and of soliciting proxies therefor, including the costs of the printing and mailing of this Prospectus/Proxy Statement and related materials, and the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of shares of Robec Common Stock.

VOTE REQUIRED

  In general, a majority of the outstanding shares of Robec Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. However, those shareholders entitled to vote who attend, in person or by proxy, any adjournment or adjournments of the Special Meeting that have been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, although less than a quorum as fixed by law or in the Articles of Incorporation or By-Laws of Robec, shall nevertheless constitute a quorum for the purpose of acting upon the Plan of Merger. Provided that a quorum is present at the Special Meeting, the affirmative vote of a majority of the votes cast by all of the holders of the outstanding shares of Robec Common Stock entitled to vote thereon as of the Record Date is required for approval and adoption of the Plan of Merger. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of a majority of the votes cast on the matter unless a greater vote is required by law or the Articles of Incorporation or By-Laws of Robec. Holders of shares of Robec Common Stock are entitled to one vote at the Special Meeting for each share of Robec Common Stock held of record by such holders on the Record Date.

  Robec shareholders have the right to dissent from the approval and adoption of the Plan of Merger and, subject to certain requirements of the BCL, to receive payment for the fair value of their shares of Robec Common Stock. See "Information Regarding the Merger--Dissenters Appraisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Appendix IV hereto.

  On the Record Date, AmeriQuest held 2,224,029 shares of Robec Common Stock and the officers and directors held an additional 671,671 shares of Robec Common Stock, excluding exercisable "out of the money" options, constituting approximately 65.23% of the outstanding shares of Robec Common Stock entitled to vote at the Special Meeting. The affirmative vote of AmeriQuest would be more than the simple majority of votes cast which is required to approve and adopt the Plan of Merger even if all shares of Robec Common Stock were voted. See "Share Ownership of Robec by Management and Certain Beneficial Owners." AmeriQuest has agreed to vote all of the outstanding shares of Robec Common Stock beneficially owned by it on the Record Date in favor of the approval and adoption of the Plan of Merger.

STOCK OWNERSHIP OF ROBEC BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of March 24, 1995, or as of such other date as may be noted below, information related to the beneficial ownership of Robec Common Stock by (i) each person known to Robec to be the beneficial owner of more than five percent of the outstanding shares of Robec Common Stock, (ii) each director of Robec, (iii) the chief executive officer and certain named executive officers of Robec, and (iv) all directors and current executive officers as a group. In the case of directors and executive officers, this information has been provided by them at the request of Robec.

            NAME OF INDIVIDUAL OR        NUMBER OF SHARES   PERCENT OF COMMON
              IDENTITY OF GROUP         OF COMMON STOCK(1) STOCK OUTSTANDING(2)
            ---------------------       ------------------ --------------------
      AmeriQuest (3)...................     2,224,029             50.10
      Robert H. Beckett(4)(5)..........       452,812             10.20
      Dimensional Fund Advisors
       Inc.(6).........................       281,100              6.33
      G. Wesley McKinney(4)............       132,420              2.98
      Robert S. Beckett(4)(8)..........        49,342              1.11
      Alexander C. Kramer, Jr.(4)......        30,697                 *
      John P. Puckett..................         3,500                 *
      Louis J. Cissone.................         1,700                 *
      Edward Ray.......................         1,200                 *
      George R. Hornig.................             0                --
      Richard J. Pinola................             0                --
      All directors and current
       executive officers
       as a group (11 persons)(5)(7)...       671,671             15.13

- --------
(1) In accordance with SEC regulations, the table lists all shares as to which such persons have or share the power to vote or direct disposition. Unless otherwise indicated, each person has the sole power to vote and to direct disposition of the shares listed as beneficially owned by such person. The table includes options exercisable on March 24, 1995 or within 60 days thereafter, regardless of whether such options are "in-the-money" or "out-of-the-money," but does not include options which are not exercisable within 60 days of such date.

(2) Percentages calculated with reference to an aggregate 4,439,180 shares of Robec Common Stock outstanding on March 24, 1995.
(3) On September 22, 1994, Messrs. Robert H. Beckett, Robert S. Beckett, Alexander C. Kramer, Jr. and G. Wesley McKinney, exchanged 1,427,913, 281,733, 96,803 and 417,580 shares, of Robec Common Stock, respectively, for shares of AmeriQuest Common Stock. Accordingly, AmeriQuest became the holder of shares of Robec Common Stock representing 50.1% of the outstanding stock of Robec as of that date. AmeriQuest has agreed that until the effective date of the Merger, it will vote its shares of Robec Common Stock against the nomination or election of any directors of Robec other than Robec's current directors, or any successors nominated by its current directors, and also to vote such shares in favor of the Plan of Merger. See "Information Regarding the Merger--The Amended Agreement--The Exchange."
(4) The address of Messrs. Robert H. Beckett, G. Wesley McKinney and Robert S. Beckett is: c/o Robec, Inc., 425 Privet Road, Horsham, Pennsylvania 19044.
(5) Excludes 49,342, 108,350 and 108,350 shares of Robec Common Stock held by Mr. Beckett's children, Robert S. Beckett, Susan K. Childers and Thomas T. Beckett, respectively.
(6) As of December 31, 1994 as reflected in Amendment No. 3 to Schedule 13G dated March 1995. According to Dimensional Fund Advisors Inc. ("Dimensional"): (i) it is a Delaware corporation; (ii) it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (iii) it is deemed to have beneficial ownership of 281,100 shares of Robec Common Stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all of such shares; (iv) persons who are officers of Dimensional also serve as officers of the Fund and the Trust, and in such capacities vote 99,200 shares of Robec Common Stock owned by the Fund and 16,100 shares of Robec Common Stock owned by the Trust; and (v) it has its principal business office at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(7) Excludes 452,812 108,350 and 108,350 shares of Robec Common Stock held by Mr. Beckett's father Robert H. Beckett, his sister Susan K. Childers and his brother Thomas T. Beckett, respectively.
*  Less than 1%

CERTIFIED PUBLIC ACCOUNTANTS

  Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has served as Robec's independent accountants since 1987. Robec has requested that a representative of Coopers & Lybrand attend the Special Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholders' questions.

                          BUSINESSES OF THE COMPANIES

AMERIQUEST

GENERAL

  AmeriQuest Technologies, Inc. has its principal office at 3 Imperial Promenade, Ste. 300, Santa Ana, CA 92707, and its telephone number is (719) 437-0099. AmeriQuest is a Delaware corporation that conducts business through its subsidiaries.

  CDS Distribution, Inc., a Delaware corporation and wholly-owned subsidiary of AmeriQuest ("CDS"), is a national value-added wholesale distributor of microcomputers and related products to value-added resellers, dealers and computer retailers. CDS markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers.

  Kenfil was formed as a partnership in 1983 and was incorporated in California in 1984. In April 1992, Kenfil reincorporated in the state of Delaware. Kenfil was acquired by AmeriQuest in a two-step transaction completed in September, 1994. Kenfil is a distributor primarily of microcomputer software. Kenfil presently carries over 3,500 software titles from over 200 software publishers for sale to approximately 1,100 resellers. Kenfil focuses on software products in high growth categories such as the business application, utilities, graphics, communications, consumer (education and entertainment) and productivity segments.

  CMS Enhancements, Inc., a California corporation and wholly-owned subsidiary of AmeriQuest ("CMS"), is a supplier of hard disk drive subsystems for IBM compatible and other leading personal business computers, including Apple and Compaq. CMS also offers disk array, magneto optical, CD-ROM, floppy disk drives and magnetic tape back-up subsystems having a variety of data storage capacities as well as personal computers, networking, graphics, communications and connectivity and accessory products.

  NCD, a Florida corporation, was acquired by AmeriQuest on November 14, 1994. NCD is a national value-added wholesale distributor of computer hardware to value-added resellers, systems integrators and computer retailers. NCD is based in Hollywood, Florida and serves as AmeriQuest's Southeast distribution facility.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The business of AmeriQuest is described in greater detail in the periodic reports filed by AmeriQuest with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), portions of which are incorporated herein by the reference thereto below:

    (a) Part I, Item 1. Business, as contained in AmeriQuest's Annual Report on Form 10-K/A for the year ended June 30, 1994.

    (b) Part II, Item 6. Selected Financial Data, as contained in
  AmeriQuest's Annual Report on Form 10-K/A for the year ended June 30, 1994.

    (c) Part II, Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition, as contained in AmeriQuest's Annual Report on Form 10-K/A (Amendment No. 5) for the year ended June 30, 1994; and as set forth as Part I, Item 2. Management's Discussion and Analysis of Results of Operations and Financial Condition, in AmeriQuest's Quarterly Reports on Form 10-Q/A (Amendment No. 2) for the three months ended September 30, 1994 and the six months ended December 30, 1994.

RECENT DEVELOPMENTS

  COMPUTER 2000 INVESTMENT. Computer 2000 is a company organized under the laws of the Federal Republic of Germany ("Computer 2000"). Computer 2000 claims to be the third largest distributor of computer products with approximately $2.6 billion in sales in fiscal 1994. On November 14, 1994, AmeriQuest and Computer 2000 entered into an Investment Agreement and a Loan Agreement pursuant to which Computer 2000 agreed to invest approximately $50 million in AmeriQuest in exchange for an approximately 51 percent ownership interest in AmeriQuest, including shares already owned by Computer 2000. The transaction has been approved by the boards of both companies, and is subject to approval by the stockholders of AmeriQuest and to certain regulatory approvals.

  Under the terms of the Investment Agreement and the related Loan Agreement, Computer 2000 has initially loaned to AmeriQuest 2000, Inc., a Delaware corporation and a wholly-owned subsidiary of AmeriQuest ("Sub"), $18 million (the "Loan"). Sub's repayment obligations under the Loan are secured by a pledge by AmeriQuest of a security interest in all of the outstanding shares of capital stock of NCD and Kenfil and the 2,224,029 shares of Robec Common Stock owned by AmeriQuest. The Investment Agreement further provides that, subject to certain conditions, on or before September 1, 1995, Computer 2000 will invest an additional $32 million in AmeriQuest, bringing Computer 2000's total ownership interest to approximately 22.9 million shares or 51% of the total outstanding shares of AmeriQuest Common Stock (assuming consummation of the Merger) at an average price of $2.22 per share. The $32 million investment was contingent upon a number of conditions, including AmeriQuest's meeting certain monthly and cumulative after-tax operating profitability conditions during the first half of calendar 1995. AmeriQuest has failed to meet these profitability conditions, so that Computer 2000 now has an option to make the $32 million investment, but AmeriQuest can not compel Computer 2000 to make such investment.

  IF THE TRANSACTION IS NOT APPROVED BY THE SHAREHOLDERS OF AMERIQUEST PRIOR TO JUNE 30, 1995, COMPUTER 2000 WILL HAVE THE RIGHT TO TERMINATE THE INVESTMENT AGREEMENT, AND AMERIQUEST WILL BE OBLIGATED TO PAY COMPUTER 2000 ON JUNE 30, 1995, THE FULL AMOUNT OF THE LOAN, TOGETHER WITH INTEREST, AND A $1.8 MILLION BREAK-UP FEE. COMPUTER 2000 WILL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO APPLY A PORTION OF AMERIQUEST'S INDEBTEDNESS TO PURCHASE FROM AMERIQUEST, FOR $2.00 PER SHARE, A NUMBER OF SHARES OF AMERIQUEST COMMON STOCK WHICH WHEN ADDED TO ITS CURRENT HOLDINGS WOULD BE EQUAL TO 19.9% OF ALL OF AMERIQUEST'S THEN OUTSTANDING SHARES OF AMERIQUEST COMMON STOCK, AND AMERIQUEST WOULD BE OBLIGATED TO PAY IN EXCESS OF $12 MILLION TO COMPUTER 2000. AMERIQUEST DOES NOT CURRENTLY HAVE THE FINANCIAL RESOURCES TO MEET THIS OBLIGATION. AMERIQUEST WOULD NEED TO SEEK ADDITIONAL FINANCING TO RAISE THE NECESSARY FUNDS BY JUNE 30, 1995 OR THE LOAN WOULD BE IN DEFAULT. IF SUCH A DEFAULT UNDER THE LOAN OCCURS, COMPUTER 2000 COULD, IN ADDITION TO ITS OTHER REMEDIES, EXERCISE ITS SECURITY INTEREST TO ACQUIRE AMERIQUEST'S OWNERSHIP OF KENFIL, ROBEC AND NCD, WHICH WOULD NEGATE ALL EFFORTS TO DATE TO IMPLEMENT THE BUSINESS PLAN BY REASON OF A LOSS OR APPROXIMATELY $550 MILLION IN ANNUAL SALES, WITHOUT WHICH AMERIQUEST HAS NO REASONABLE EXPECTATION OF BEING ABLE TO ACHIEVE A PROFITABLE LEVEL OF OPERATIONS. IN ADDITION, THE DEFAULT MAY CONSTITUTE AN EVENT OF DEFAULT UNDER AMERIQUEST'S OTHER INDEBTEDNESS THEREBY CAUSING THAT INDEBTEDNESS TO BECOME IMMEDIATELY DUE AND PAYABLE. Upon consummation of the $32 million investment, AmeriQuest will also issue to Computer 2000 an option to purchase additional shares of AmeriQuest Common Stock in an amount equal to the number of AmeriQuest's shares issuable upon exercise of currently outstanding options and warrants and conversion of any other convertible securities. Computer 2000 will also be issued an option to acquire an additional 4,000,000 shares of AmeriQuest Common Stock at $10.00 per share exercisable at any time between June 30, 1996 and June 30, 1998, and at a price of $20 per share exercisable at any time between July 1, 1998 and November 30, 1999; provided that the exercise of this option does not cause Computer 2000 to own in excess of 55% of the issued and outstanding shares of AmeriQuest Common Stock. All newly issued shares of AmeriQuest Common Stock will be subject to resale restrictions under Rule 144 of the Securities Act of 1933, but registration rights will be granted with respect to such shares.

  The Board of Directors of AmeriQuest has unanimously recommended that the stockholders of AmeriQuest vote for the approval of the Investment Agreement and has authorized the mailing as soon as practicable of a proxy statement to AmeriQuest's stockholders relating to approval of the Investment Agreement and the increase in number of shares of AmeriQuest Common Stock necessary to consummate the transactions contemplated thereby.

  On November 17, 1994, three days after the announcement of the proposed investment by Computer 2000 pursuant to the Investment Agreement, an action was filed against AmeriQuest, the Board of Directors of AmeriQuest and Computer 2000 pursuant to which the plaintiffs seek to have the court either (i) enjoin the consummation of the transactions contemplated by the Investment Agreement or (ii) enter a monetary judgment against the Directors of AmeriQuest for an alleged failure of the Board of Directors to discharge their fiduciary duties in causing AmeriQuest to enter into the Investment Agreement. AmeriQuest and the other defendants are defending the action. The Board of Directors of AmeriQuest has received an opinion from L.H. Friend, Weinress & Frankson, Inc. that the Investment Agreement and the transactions contemplated thereby were fair to AmeriQuest and its stockholders, from a financial point of view.

  ACQUISITION OF NCD. Effective November 15, 1994, AmeriQuest issued 1,864,767 shares of AmeriQuest Common Stock and paid $3,413,312 in exchange for 100% of the issued and outstanding equity securities of NCD.

  GENERAL. NCD was established in 1987 by Greg White and Tom Ross to distribute computer hardware to value-added resellers ("VARs"), systems integrators and computer retailers. NCD has grown from a single location in Hollywood, Florida selling in the southeastern United States, to a company with six distribution centers, selling products throughout the United States and Latin America. NCD sells to a broad base of customers, with its largest customer accounting for only 2.1% of sales. NCD is a leading distributor of microcomputer hardware to VARs, systems integrators and computer retailers. The Company purchases its products directly from over fifty different manufacturers and sells to a base of more than 8,000 customers.

  PRODUCTS. NCD sells leading products in network systems, data storage and computer peripherals. The strategic focus of management has been to add vendors and to continually expand and change the mix of the product line to ensure that high demand, fast moving products are available to customers. The expansion of the product line also protects NCD from relying on any one vendor to too great a degree. For the fiscal year ending March 31, 1993, NCD generated over 65% of its sales from its top four vendors. During this last fiscal year, the top three vendors accounted for only 35% of total sales. Based on the Company's projected sales by product, the top three vendors are expected to account for only 29% of sales for the year ending March 31, 1995.

  NCD is the largest distributor in the United States for Epson storage products, Leading Edge computers, AOC monitors and Citizen printers. The Company is one of the top three national distributors for CTX, Hyundai, Acer and Samsung. Its recognition as one of the leading national distributors was reinforced when AST made NCD only its fifth authorized distributor, joining Ingram Micro D, Merisel, Tech Data and Gates/FA. The Company's leadership position in the Latin American market was also recognized by Hewlett Packard and Apple Computer, both of which made NCD an authorized distributor to Latin America during fiscal 1994.

  The following is a description of the major categories of products currently sold by NCD and the principal current vendors of those products.

  Microcomputers--NCD distributes desktop and portable personal computers and multiuser microcomputers manufactured by Acer, AST, Samsung, Hyundai and Zenith.

  Printers--NCD distributes a broad line of dot matrix, laser and ink-jet printers manufactured by Citizen, Panasonic, Lexmark and Samsung.

  Monitors and Terminals--NCD distributes monitors and terminals manufactured by CTX, AOC, AST, Samsung, Sony, Goldstar, Wyse, Viewsonic, Hyundai and Leading Edge.

  Local Area Networks--A local area network ("LAN") permits microcomputers to communicate with one another and to function on an integrated basis. NCD distributes LAN specialized hardware products manufactured by Allied Telesis, Alta Research, Boca Research, CNET, SMC, and Xecom.

  Accessories and Supplies--NCD distributes hard and floppy disk drives, board products, diskettes, stand-by power supplies, modems and other communications products, accessories and supplies manufactured by numerous companies including Boca Research, Colorado Memory Systems, Diamond Multimedia, Micro Solutions, Tandberg Data, PNY Memory and Orchid.

  VENDOR RELATIONS. To maintain a strong relationship with its principal vendors, NCD focuses on marketing the products of a limited number of key vendors. NCD selects its product line to minimize competition among vendors' products while maintaining some overlap to provide protection against product shortages or discontinuations. In addition, NCD enhances its relationship with its vendors by providing feedback on products, assisting in new product development and working with vendors to develop marketing programs.

  NCD, like AmeriQuest and Robec, sells products throughout the United States for vendors on a non-exclusive basis without geographic restrictions. NCD has distribution agreements with most of its vendors and believes they are in the form customarily used by each vendor and generally contain provisions which allow termination by either party upon as little as 30 days notice. Most of NCD's major distribution agreements provide price protection by giving NCD a credit, subject to specified limitations, in the amount of any price reductions by the vendor between the time of the initial sale to NCD and the subsequent sale by NCD to its customer. However, numerous situations arise where it is not possible to return all obsolete inventory. Accordingly, NCD has established obsolete inventory reserves against the occurrence of such situations. Most of the major distribution agreements also give NCD qualified return privileges on slow-moving inventory. NCD's distribution agreements do not restrict NCD from selling similar products manufactured by competitors. Any minimum purchase provisions in NCD's distribution agreements are at levels that NCD believes do not impose significant risk.

  From time to time, the demand for certain products sold by NCD exceeds the supply available from the vendor. NCD believes that its ability to compete has not been adversely affected to a material extent by these periodic shortages, although sales may be adversely affected for an interim period. In order to limit the impact of such shortages, NCD generally attempts to include comparable products from more than one vendor in its product line and endeavors to provide direction to its customers in their selection of products.

  COMPETITION. Competition in the distribution of microcomputer products is intense. Principal national distributors are Micro D, Merisel and Tech Data. NCD also competes with numerous manufacturers, resellers, retailers and regional distributors. Most of NCD's major competitors have substantially greater financial resources than NCD has or than the Combined Company will have.

  Competition is primarily based upon availability of product, price, speed of delivery, convenience, technical support and other support services. NCD believes that it is generally competitive with respect to each of these factors and that its principal, competitive advantages are its technical support and other support services, and speed of delivery.

  SALES AND MARKETING. NCD is a marketing and product driven company whose focus on sales and customer service mentality pervades throughout the entire organization. NCD is continually broadening its customer base and sells high quality, high demand products. In order to do this, management knows that NCD must consistently provide high levels of service and support, and must expand its product base to appeal to greater segments of the market. NCD's ability to broaden its customer base is evidenced by the fact that for the fiscal year 1994, the single largest customer accounted for only 2.1% of $196.5 million of net sales.

  NCD offers its customers a broad product selection and gives them customized service and support by a highly trained staff. Customers are provided with quick access to sales and technical support personnel ensuring that questions are answered and problems resolved in a most efficient and timely manner. When appropriate, NCD provides customers with educational and promotional seminars to explain new products and relevant features. This is particularly helpful in Latin America.

  NCD's responsiveness is evidenced by the fact that all orders received by 5:00 p.m. will go out the same day and that there is a one day turnaround on any system configurations. There is also a one day turnaround on any customer returns. Salespeople can look up on-line, the stocking levels and product availability at any of the Company's distribution centers and can react to customers quickly and efficiently.

  NCD has 62 salespeople who are primarily telemarketers selling to an established base of over 8,000 customers. NCD also has one field salesman, calling in California. Salespeople are paid a base salary and a percentage of gross profit over and above a prescribed minimum. Salespeople are given ongoing, in-depth training.

  NCD reaches its clients and potential clients through its ongoing telemarketing efforts, weekly faxed broadcasts of specific product sales programs, monthly direct mail efforts and through its catalog, which is mailed to customers twice a year. NCD also advertises regularly in Computer Reseller News, VARBusiness, CRN MicroMarketplace and Reseller Management. NCD also participates in certain trade shows. Over the next year, NCD will be an exhibitor at the following trade shows:

    .  Comdex - Atlanta (Spring)                  .  Comdex Sucesu - Brazil
    .  Comdex - Las Vegas (Fall)                  .  Softel - Chile
    .  NetWorks - Dallas (Summer)                 .  Inforven - Venezuela
    .  NetWorks - Boston (Winter)                 .  Computel - Columbia

  NCD was one of the first large wholesale distributors to open channels of distribution into Latin America. NCD has been successful in developing this segment because of its long business history in the Latin American market and its understanding of the complexities of duties, import and export taxes, and the governmental regulations peculiar to individual countries in South and Central America. NCD has a multi-lingual marketing, sales, credit and technical support staff. The majority of NCD's sales to Latin America are actually to agents and distributors who have offices in South Florida and pay in U.S. dollars drawn on local banks. The agents and distributors are responsible for actually shipping the products into Latin America.

  NCD is optimistic about the long term prospects for the Latin American market and establishing high quality channels of distribution into the market has been an important part of its corporate growth strategy. However, the business generated through large resellers in Latin America tends to be lower margin business than that which is available domestically. In addition, Latin American markets may be more volatile than domestic markets. NCD plans to expand its offshore business as profitable opportunities exist and will look to specifically broaden its business in Latin America, but the highest growth area for NCD will continue to be the domestic market for the foreseeable future.

  EMPLOYEES. As of October 31, 1994, NCD had 179 full time employees, including 87 in sales, support and purchasing/marketing functions. None of NCD's employees are covered by a collective bargaining agreement. NCD considers its relations with its employees to be good.

  PROPERTIES. NCD's executive, administrative and domestic sales offices are located in Hollywood, Florida. This facility consists of 31,887 square feet of office space. This is a leased space with a termination date of August 1997.

  NCD maintains an international sales and administrative office in Miami along with a Miami shipping warehouse. The current configuration is 10,000 square feet of office with 20,000 square feet of warehouse. In May 1995, NCD has plans to relocate to a new warehouse/office of which 3,700 square feet will be office and 26,300 will be warehouse and storage.

  NCD maintains a total of six shipping warehouses. Five of these locations are outside the state of Florida. These warehouses are predominantly shipping points, having no sales, marketing or administrative support. Customer returns are accepted at four locations and tech support personnel are located in four locations.

  NCD leases all of it's facilities. The leases generally provide for base minimum rental rates per square foot. In addition, NCD is generally responsible for its pro rata share of maintenance expenses for common areas, real estate taxes and insurance.

  The following table sets forth information regarding NCD's locations:

         LOCATION          SQ. FEET           LEASE EXPIRATION            YR OPENED
         --------          --------           ----------------            ---------
      Hollywood, FL         31,887               08/01/97                10/92
      Miami, FL**           30,000               10/31/94                06/89
      Miami, FL             30,000               06/28/2000              Est 02/01/95
      Visalia, CA           46,800               03/01/99                04/94
      Norcross, GA          13,800               01/31/95                02/90
      Fairfield, NJ         10,700               07/10/97                07/09/02
      Addison, IL           15,582               11/30/97                12/01/92
      Carrollton, TX        13,520               03/31/96                03/31/93

- --------
** Miami, FL is in transition to move to a new location. A hold over period is in effect until the new location is occupied. Lease payments at the new location will not begin until occupancy occurs.

ROBEC

GENERAL

  Robec, Inc. has its principal office at 425 Privet Road, Horsham, Pennsylvania 19044, and its telephone number is (215) 675-9300. The predecessor of Robec was incorporated in Nevada in 1977. On August 16, 1989, this predecessor company was merged into a new Pennsylvania corporation to form Robec. Robec is primarily a national value-added wholesale distributor of microcomputers and related products to value-added resellers, dealers and computer retailers and primarily operates in this one business segment. Robec markets, sells and supports a variety of products ranging from individual components, which are typically sold in volume, to complete systems that have been fully configured, assembled and tested prior to delivery to its customers. Upon completion of the Merger, Robec will serve as AmeriQuest's Northeast distribution facility.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The business of Robec is described in greater detail in the periodic reports filed by Robec with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), portions of which are incorporated herein by the reference thereto below:

    (a) Part I, Item 1. Business, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

    (b) Part II, Item 6. Selected Financial Data, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

    (c) Part II, Item 7. Management's Discussion and Analysis of Results of Operations and Financial Condition, as contained in Robec's Annual Report on Form 10-K for the year ended December 31, 1994.

                        INFORMATION REGARDING THE MERGER

THE MERGER

  The Amended Agreement provides that the Merger will be consummated if the approval of Robec's shareholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, AmeriQuest Sub will be merged with and into Robec, with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest. The name of the surviving entity will be AmeriQuest/Robec, Inc. (previously defined as the "Surviving Corporation"). Upon consummation of the Merger, each share of Robec Common Stock that is outstanding on the Effective Date, other than shares held by AmeriQuest or by holders of Robec Common Stock who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of AmeriQuest Common Stock (previously defined as the "Applicable Fraction"); provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date as reported in the Wall Street Journal (the "Closing Date Market Price") is less than $3.00 per share, then on the Effective Date each such share of Robec Common Stock shall be converted into the number of shares of AmeriQuest Common Stock equal to the product of (i) .63075 multiplied by (ii) a quotient, the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price (the Applicable Fraction including any adjustment thereto having been previously defined as the "Exchange Ratio"). After the Merger, holders of Robec Common Stock, other than AmeriQuest, will possess no further interest in, or rights as shareholders of, Robec.

BACKGROUND OF THE MERGER

  Following an extended period of growth and relatively stable profitability between 1984 and 1990, Robec began to experience difficulty in 1991 and incurred substantial losses in 1992, 1993 and the first three quarters of 1994. (Robec's loss continued for the fourth quarter of 1994). Price discounting by its competitors forced Robec to reduce its prices, resulting in deteriorating gross margins. The effects of price discounting by competitors were compounded by customers' increasing focus on price as the basis for purchasing decisions which reduced Robec's ability to distinguish itself based on service. Finally, as a result of Robec's failure to comply with certain covenants in its bank credit agreement, Robec's banks limited its borrowings under its line of credit.

  In March, 1994, Robec hired a consultant to assist it in developing a plan to return to profitability. The consultant advised Robec's Board of Directors that the options available to Robec were to (i) restructure operations to reduce costs, (ii) merge or be acquired or (iii) liquidate Robec. The Board of Directors directed management to reduce costs, investigate alternate financing sources and investigate and solicit merger opportunities. Robec designed and implemented cost reduction activities including, among other items, closing certain warehouse and sales locations, downsizing its employee base and refocusing on its core distribution business. While its losses have been reduced by these activities, Robec is still operating at a loss.

  In April, 1994, Robec and its banks reached an oral agreement to limit Robec's borrowings under its line of credit to $18 million, of which not more than $6 million could be based on qualifying inventory, with a commitment to fund under the line of credit until at least May 11, 1994, which date was later extended until June 30, 1994. At June 30, 1994, Robec and its banks entered into an agreement whereby the banks agreed to forbear from taking any action with respect to any known defaults until September 30, 1994. The forbearance was contingent upon Robec receiving (and providing to the banks) by August 15, 1994 a firm written commitment from a source reasonably satisfactory to the banks with respect to a sale, merger or refinancing under the express terms of which sufficient funding would be provided to satisfy in full Robec's obligations to the banks not later than September 30, 1994.

  At June 30, 1994, Robec entered into a letter of intent with AmeriQuest pursuant to which AmeriQuest would acquire Robec in an exchange by the Principal Shareholders followed by a merger, pursuant to which each Robec shareholder would receive .5 shares of AmeriQuest Common Stock for each share of his or her

Robec Common Stock or a total of approximately 2.22 million shares of AmeriQuest Common Stock. The letter of intent, the terms of which were publicly announced by Robec and AmeriQuest, did not restrict Robec from soliciting other merger or acquisition proposals, and Robec continued to explore other acquisition alternatives. Robec also continued to seek financing from a new lender which would loan to Robec a sufficient amount to repay the banks and provide additional working capital.

  On August 4, 1994, Robec's Board of Directors met to discuss the proposed AmeriQuest transaction and was updated as to the status of negotiations with potential alternative lenders and acquirors. Robec's Board of Directors was presented with information relating to AmeriQuest and the synergies expected to be created by combining AmeriQuest's and Robec's operations. Robec's Board of Directors expressed concern that Robec was contributing a high proportion of the revenues of the combined operations relative to the percentage of total equity to be received by Robec's shareholders in the combined entity. Robec's Board of Directors also expressed concern that the exchange ratio was subject to market variances which could result in Robec's shareholders receiving shares worth less than what was then expected. As a result of these concerns, Robec's Board of Directors directed its Chairman to go back to AmeriQuest and attempt to negotiate a higher exchange ratio as well as a floor which would guarantee holders of Robec Common Stock that they would receive shares of AmeriQuest Common Stock worth a specific minimum amount regardless of future fluctuations in AmeriQuest's stock price. Robec's Board of Directors also requested that additional information be obtained from AmeriQuest regarding AmeriQuest's publicly announced agreement to acquire Kenfil. Robec's Board of Directors also questioned whether the transaction needed to be completed in one step rather than two steps, but was informed by the Chairman that the two-step structure was a material condition to AmeriQuest, and that all shareholders would ultimately receive the same consideration. Robec's Board of Directors was informed that Robec had not received any other substantive acquisition or alternative financing proposals other than the acquisition proposal submitted by AmeriQuest. Management also presented to the Board of Directors projections relating to the ability of Robec to achieve profitability in 1995 as a stand-alone entity, which assumed adequate financing would be available.

  The Chairman successfully addressed these concerns with AmeriQuest, and on August 11, 1994, Robec entered into an Agreement and Plan of Reorganization (the "Agreement") providing for the acquisition of the Company by AmeriQuest for approximately 2.8 million shares of AmeriQuest Common Stock in a two step transaction in which the Principal Shareholders would exchange, upon the satisfaction of certain conditions, at least 50.1% of the outstanding shares of Robec Common Stock, for AmeriQuest Common Stock at the Exchange Ratio, with this exchange to be followed by a merger in which each outstanding share of Robec Common Stock (other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights) would automatically be converted into the right to receive AmeriQuest Common Stock at the Exchange Ratio. Accordingly, the Principal Shareholders would receive the same consideration per share of Robec Common Stock in the Exchange as would be received by the holders of Robec Common Stock in the Merger.

  On September 8, 1994, Robec's Board of Directors met and received the oral opinion of Compass that the consideration to be paid upon the terms and conditions set forth in the Agreement to Robec's shareholders is fair, from a financial point of view, to the current shareholders of Robec. Robec's Board of Directors discussed managements 1995 projections relating to the operation of Robec as a stand-alone entity and certain directors challenged the assumptions used by the consultant and management in preparing those projections. Robec's Board of Directors was also informed that at this time no lender had firmly committed to provide Robec as a stand-alone entity with a sufficient line of credit to repay its bank line of credit and have sufficient remaining credit for working capital. Robec's Board of Directors discussed the terms of the Agreement and the analysis of Compass. As part of this discussion, the Chairman pointed out that Robec's banks were insisting that they be paid in full and that a new credit agreement be put in place in accordance with the June 30, 1994 forbearance agreement. Following this discussion, the Chairman suggested requesting AmeriQuest to clarify in the Agreement that Robec's banks would be paid in full prior to or simultaneously with the Exchange and amending the Agreement to insert this condition to replace the existing condition in the Agreement providing that prior to the Exchange, AmeriQuest would arrange for Robec's banks to be paid in full on or prior to September 30, 1994. The Board was also informed that AmeriQuest was engaged in confidential negotiations to acquire NCD, and that AmeriQuest was engaged in discussions with Computer 2000.

  On September 20, 1994, Robec's Board of Directors received the written opinion of Compass that the consideration to be paid to Robec's shareholders under the Amended Agreement is fair, from a financial point of view, to the shareholders of Robec. Also on September 20, 1994, Robec's Board of Directors unanimously approved entering into the Amended Agreement, including the Plan of Merger attached thereto, and borrowing up to a maximum of $20 million to be lent by IBM Credit Corporation pursuant to a collateralized line of credit (the "IBM Line of Credit"), subject to certain tests and other conditions (including an AmeriQuest guarantee), to replace Robec's bank credit facility and the proceeds of a portion of which would repay all of its outstanding borrowings under such bank credit facility simultaneously with the closing of the Exchange.

  On September 21, 1994, Robec entered into the Amended Agreement with AmeriQuest and the Principal Shareholders and an Inventory and Working Capital Financing Agreement dated September 21, 1994 with IBM Credit Corporation relating to the IBM Line of Credit.

  On September 22, 1994, Robec used the proceeds of a portion of the IBM Line of Credit to repay all of its outstanding borrowings under its existing bank credit facility. Also on September 22, 1994, as contemplated by the Amended Agreement, the Principal Shareholders exchanged 2,224,029 shares of Robec Common Stock, or approximately 50.1% of the outstanding shares of Robec Common Stock, for 1,402,805 newly issued shares of AmeriQuest Common Stock, subject to adjustment if the closing price of AmeriQuest Common Stock on the business day immediately prior to the Merger closing is less than $3.00 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ROBEC; REASONS FOR THE MERGER

  THE BOARD OF DIRECTORS OF ROBEC HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF ROBEC COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE PLAN OF MERGER. In reaching its decision, Robec's Board of Directors considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of Robec; (ii) judgments as to Robec's future prospects; (iii) presentations by Robec's management and by Compass with respect to Robec and AmeriQuest; (iv) the opinion of Compass as to the fairness from a financial point of view of the consideration to be received by the shareholders of Robec in the Merger (See "Opinion of Robec's Financial Advisor"); (v) the terms of the Amended Agreement and Plan of Merger which were the product of extensive "arm's length" negotiations; (vi) the fact that no other bidder came forward with an offer despite nearly three months between the announced letter of intent and the Amended Agreement; (vii) the historical trading prices for Robec Common Stock and AmeriQuest Common Stock; and (viii) the opportunity for Robec shareholders to participate, as holders of AmeriQuest Common Stock, in a larger, more diversified company of which Robec would become a significant part. Robec's Board of Directors also believes that the Merger will allow the Combined Company to enjoy an expanded customer base for operations, greater access to capital markets and the opportunity for managerial and administrative efficiencies and overhead expense savings as a result of the consolidation of certain operations.

  The foregoing discussion of the information and factors considered and given weight by Robec's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, Robec's Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of Robec's Board of Directors may have given different weights to different factors.

OPINION OF ROBEC'S FINANCIAL ADVISOR

  Compass Capital Advisors (previously defined as "Compass") has delivered a written opinion to Robec's Board of Directors that, as of September 20, 1994, the Merger was fair, from a financial point of view, to the shareholders of Robec. No limitations were imposed by Robec's Board of Directors upon Compass with respect to the investigations made, procedures followed or otherwise in connection with Compass rendering its opinion.

  THE FULL TEXT OF COMPASS' OPINION, DATED SEPTEMBER 20, 1994, IS ATTACHED AS APPENDIX III TO THIS PROSPECTUS/PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN BY COMPASS. COMPASS' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF ROBEC AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF ROBEC AS TO HOW SUCH SHAREHOLDER SHOULD VOTE SUCH SHAREHOLDER'S SHARES OF ROBEC COMMON STOCK REGARDING APPROVAL AND ADOPTION OF THE PLAN OF MERGER. THE SUMMARY OF THE OPINION OF COMPASS SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Compass (i) reviewed the Amended Agreement and Plan of Merger, (ii) reviewed the filings of Robec and AmeriQuest with the SEC in 1993 and 1994 to the date of its opinion, including AmeriQuest's registration statement on Form S-4 as filed with the SEC on July 20, 1994,
(iii) reviewed Robec's 1994 budget income statement and 1995 projected consolidated statement of operations prepared by Robec's management, (iv) reviewed AmeriQuest's budget model, (v) reviewed AmeriQuest's internally prepared projected financial statements for Robec and AmeriQuest operations for 1994 through 1998, (vi) reviewed press releases issued by Robec between August 1993 and August 10, 1994 and by AmeriQuest between December 1993 and August 12, 1994, (vii) reviewed price and volume information relating to trading in shares of Robec Common Stock and AmeriQuest Common Stock from 1992 through September 16, 1994, (viii) reviewed and analyzed market trading and financial information on comparable companies, (ix) reviewed information on reported acquisitions in the computer industry and (x) met with the management of Robec to discuss the business and prospects of Robec.

  In connection with its review, Compass did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. In addition, Compass did not make an independent evaluation or appraisal of the assets of Robec, nor was it furnished with any such appraisals.

  In arriving at its opinion and delivering its opinion to Robec's Board of Directors, Compass performed a variety of financial analyses, including those summarized below. The summary set forth below includes summaries of all of the material financial analyses discussed by Compass with Robec's Board of Directors, but does not purport to be a complete description of the analyses performed by Compass in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Compass made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Robec. Any estimates incorporated in the analyses performed by Compass are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to Robec, and none of the acquisition transactions utilized as a comparison is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  The following is a summary of the material financial analyses performed by Compass in connection with its fairness opinion:

     Market Price Analysis.

    Compass reviewed pricing and volume information concerning Robec Common Stock and AmeriQuest Common Stock from 1992 through September 16, 1994. Compass focused particularly on the trading ranges of Robec Common Stock and AmeriQuest Common Stock immediately before and after significant announcements, including announcements regarding quarterly and annual financial information. Compass reviewed the reported daily price and volume activities of Robec Common Stock and AmeriQuest Common Stock for the period January 4 through August 19, 1994, which was the fifth trading day following the announcement of the signing of the definitive agreement relating to AmeriQuest's acquisition of Robec. Compass also focused on the periods five trading days before and five trading days after certain announcements:

                      ROBEC                                   CLOSING PRICE
   -------------------------------------------------------------------------------------
    DATE                ANNOUNCEMENT             FIVE DAYS PRIOR ON DATE FIVE DAYS AFTER
   -------              ------------             --------------- ------- ---------------
   4/15/94  1993 Year End Results                    1 3/8       1 1/2         3/4
   5/16/94  First Quarter Results                      5/8         3/4       1
   6/30/94  Letter of Intent with AmeriQuest           3/4       1 1/16      1 7/8
   8/12/94  Definitive Agreement with AmeriQuest     1 1/2       1 13/16     1 15/16
                    AMERIQUEST                                CLOSING PRICE
   -------------------------------------------------------------------------------------
    DATE                ANNOUNCEMENT             FIVE DAYS PRIOR ON DATE FIVE DAYS AFTER
   -------              ------------             --------------- ------- ---------------
   6/7/94   Acquisition of 51% in Kenfil              3 1/2       3 7/8      3 1/2
   6/30/94  Letter of Intent with Robec               3 1/8       3 3/8      3 5/8
   8/12/94  Definitive Agreement with Robec           4           3 7/8      3 3/4

    Compass concluded that $7/8 (not shown on the above chart), the closing price on the day prior to the announcement of the letter of intent, was a representative price for Robec Common Stock that reflected the market's valuation of Robec's independent financial results. Compass calculated various multiples using a stock price of $7/8 per share and concluded that, at $7/8 per share, the price of Robec Common Stock reasonably reflected the value of Robec Common Stock before the announcement of the proposed transaction with AmeriQuest. Compass calculated "Total Capital" (defined as stock price times primary shares outstanding plus interest-bearing debt) to latest twelve-month revenue (TC/REV), Total Capital to latest twelve month "EBIT" (defined as earnings before interest expense and taxes) (TC/EBIT), Total Capital to latest reported interest-bearing debt plus book equity (TC/(DEBT+EQUITY)), Total Capital to projected 1994 revenue (TC/94REV) and Total Capital to projected 1995 EBIT (TC/95EBIT), using the $7/8 price per share of Robec Common Stock at June 29, 1994 and interest-bearing debt as reported in Robec's quarterly report on Form 10-Q for the quarter ended June 30, 1994. The calculated values for Robec were:

    TC/REV = 0.1x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 0.7x,

    TC/94REV = 0.1x,

    TC/94EBIT = NEGATIVE, and

    TC/95EBIT = 9.0x.

    Compass also concluded that $3 1/4, the closing price on the day prior to the announcement of the letter of intent, was a representative price for AmeriQuest Common Stock that reflected the market's valuation of AmeriQuest's independent financial results (including pro forma results for the previously announced Kenfil acquisition). Compass calculated various multiples using a stock price of $3 1/4 per share and concluded that, at $3 1/4 per share, the price of AmeriQuest's Common Stock reasonably reflected the value of AmeriQuest Common Stock before the announcement of the proposed transaction with Robec. Compass calculated Total Capital to latest twelve month revenue (TC/REV), Total Capital to latest twelve month EBIT (TC/EBIT), Total Capital to latest reported interest-bearing debt plus book equity (TC/(DEBT+EQUITY)), Total Capital to projected 1994 revenue (TC/94REV), Total Capital to projected 1994 EBIT (TC/94EBIT) and Total Capital to projected 1995 EBIT (TC/95EBIT), using the $3 1/4 price per share of AmeriQuest Common Stock at June 29, 1994 and interest-bearing debt as reported in AmeriQuest's quarterly report on Form 10-Q for the quarter ended March 31, 1994. The calculated values for AmeriQuest were:

    TC/REV = 0.3x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 1.3x,

    TC/94REV = 0.4x,

    TC/94EBIT = 19.9x, and

    TC/95EBIT = 11.0x.

    Compass also analyzed AmeriQuest's Common Stock price at August 15, 1994, after AmeriQuest's announcement of the signing of the definitive acquisition agreement with Robec, and calculated the same multiples based on the post-signing price of $3 3/4 per share. Such analysis was performed on a pro forma basis to include Robec's operating results for the twelve months ended June 30, 1994, though AmeriQuest will account for the acquisition using the purchase method of accounting, and balance sheet as of June 30, 1994, and to calculate total capitalization based on the shares of Robec's Common Stock that would be outstanding immediately following the acquisition. The calculated values were:

    TC/REV = 0.3x,

    TC/EBIT = NEGATIVE,

    TC/(DEBT+EQUITY) = 1.3x,

    TC/94REV = 0.3x,

    TC/94EBIT = 44.9x, and

    TC/95EBIT = 12.4x.

    Compass compared these multiples to those it calculated for comparable public companies (See Comparable Companies Analysis, below) and concluded that, with the exception of the TC/94EBIT multiple of 44.9x calculated for a combined AmeriQuest and Robec, all such multiples were within the range of multiples calculated for the comparable companies. Inasmuch as the TC/EBIT multiple had been negative both for Robec and AmeriQuest prior to the announcements as well as for one of the comparable companies, Compass did not consider the TC/94EBIT to be a significant valuation measure.

    Based on the foregoing, Compass concluded that the market was efficient in evaluating the business and prospects of Robec and AmeriQuest.

     Comparable Companies Analysis.

    Compass reviewed financial and market price information for the latest twelve-month periods with respect to five public companies that it deemed comparable to Robec and AmeriQuest. The public companies selected were Gates/F.A. Distributing Inc., IRG Technologies, Inc., Merisel Inc., Southern Electronics Corp., and Tech Data Corp.

    Each of these companies is exclusively engaged as a distributor of computer equipment, peripherals and accessories. No significant publicly-traded competitor of either Robec or AmeriQuest was excluded and no publicly traded company that was exclusively a computer distributor was excluded.

    Compass derived multiples of Total Capital at August 8, 1994 to the latest reported (i) revenue, (ii) EBIT and (iii) debt plus book equity for such comparables. The range of such multiples was 0.1x to 0.5x for TC/REV; NEGATIVE to 14.4x for TC/EBIT; and 0.8x to 2.0x for TC/(DEBT+EQUITY).

    As with the Market Price Analysis above, the range of multiples for Robec and AmeriQuest were within the range of similar multiples calculated for the public company comparables.

     Comparable Acquisitions Analysis.

    Compass analyzed the market information available with respect to recent reported acquisitions in the computer industry, which analysis was limited by the scarcity of financial information available because nearly all the transactions were private transactions, and the lack of comparability of the companies (with one exception noted below), since none of the acquired companies, except Kenfil, was engaged purely in distribution related to computer products. The only information that Compass could find for publicly announced acquisitions of companies in the computer industry (other than for Kenfil) was the transaction price, the seller's net earnings, the seller's revenues and, in some cases, the seller's net worth. No detail of operating income was available, nor was there any historical information to show historical growth rates or lack thereof. Furthermore, no information was available with respect to the amount of debt assumed in the price paid. All of such information would be required to arrive at a reasonable conclusion as to the applicability of the calculated multiples to Robec. However, the range of multiples of price/revenues (which is not directly comparable because debt is not included in the numerator) and price/book value (which is not directly comparable because debt is not included in the denominator) for such acquisitions included the multiples derived in Compass' analysis of Robec and of the comparable public companies, as discussed above. The acquisitions analyzed by Compass were AmeriQuest's June, 1994 announcement of the acquisition of Kenfil, Inc.; LEGENT Corp.'s 1992 acquisition of GOAL Systems International Inc.; the acquisition of WICAT Systems Inc. by Jostens Inc. in 1992; Storage Technology Corp's acquisition of XL/Data Comp. Inc. in 1991; Cadence Design Systems Inc.'s acquisition of Valid Logic Systems Inc. in 1991; Borland International Inc.'s acquisition of Ashton-Tate Corp. in 1991; and Computer Associates International's acquisition of Pansophic Systems Inc. in 1991. The range of multiples were P/REV = 0.1x to 1.9x; P/E = NEGATIVE to 47.4x; and P/BK = 0.6x to 5.3x. The range of multiples for AmeriQuest's announced acquisition of Kenfil was P/E = NEGATIVE; P/REV = 0.1x; and P/BK = 0.6x.

    Compass did not calculate values for Robec using these multiples, but merely compared these multiples to the multiples it calculated in its comparable companies analysis. It did not give any weight to this analysis in reaching its conclusion.

     Share Price Analysis.

    Based on the agreed-upon exchange ratio of .63075 shares of AmeriQuest Common Stock for each share of Robec Common Stock, Compass analyzed the value to Robec shareholders of the transaction based upon Robec and AmeriQuest share prices before and after the letter of intent announcement and before and after the announcement of the definitive agreement and also at September 2, 1994. Such analysis is set forth below and indicates that at each of such dates, the transaction represents a premium to the trading value of Robec Common Stock.

                              AMERIQUEST                               VALUE TO ROBEC WITH
                                SHARE                   VALUE TO ROBEC AMERIQUEST AT $3.00
    DATE    ROBEC SHARE PRICE   PRICE    EXCHANGE RATIO   PER SHARE         PER SHARE
    ----    ----------------- ---------- -------------- -------------- -------------------
   6/23/94       $0.750         $3.125      0.63075         $1.971           $1.892
   6/29/94       $0.875         $3.250      0.63075         $2.050           $1.892
   7/8/94        $1.875         $3.625      0.63075         $2.286           $1.892
   8/5/94        $1.500         $4.000      0.63075         $2.523           $1.892
   8/11/94       $1.688         $3.625      0.63075         $2.286           $1.892
   8/19/94       $1.938         $3.750      0.63075         $2.365           $1.892
   9/2/94        $1.875         $3.500      0.63075         $2.208           $1.892

    Compass also prepared an analysis which is included in the above table assuming an exchange ratio of $3.00 per share, in accordance with the provision in the Amended Agreement which provides for additional shares to be issued to Robec shareholders if the price of AmeriQuest Common Stock on the business day prior to the Effective Date is less than $3.00 per share. Compass noted that, based upon Robec's stock price of $ 7/8 prior to the announcement of the letter of intent, Robec shareholders were receiving premiums based on AmeriQuest's stock price at September 2, 1994 ($3 1/2) of 152.4% at the exchange ratio and 116.0% at the $3.00 price. When calculated at Robec's share price before the announcement of the definitive agreement ($1 11/16), those premiums were 30.8% and 12.0%, respectively. Furthermore, Compass noted that, while the premium had narrowed at September 2, 1994, when Robec stock traded at $1 7/8, it was still at 17.8% at AmeriQuest's actual price ($3 1/2) and 0.8% at the $3.00 price.

     Contribution Analysis.

    Compass analyzed Robec's percentage contribution to 1994 projected EBIT, 1995 projected EBIT, 1994 projected revenues based upon pro forma projected combined financial results of AmeriQuest, Robec and Kenfil, and also analyzed Robec's contribution to shareholders' equity. Compass noted that, following the Merger, the Robec shareholders would hold 14.8% of AmeriQuest Common Stock. Their contribution to 1994 projected EBIT would be negative, to 1995 projected EBIT would be 18.6%, to 1994 projected revenue would be 41.2%, and to shareholders' equity would be 26.7%. Compass noted that the market did not value Robec's prospective earnings, revenues or equity at the same multiples as it did for AmeriQuest, and noted that if such respective contributions were weighted in accordance with the multiples accorded by the market to Robec and AmeriQuest, respectively, Robec's contribution would be 6.9% of the total. Accordingly, Compass concluded that, when taking the market's valuation of such parameters into consideration, the proposed exchange ratio gives Robec's shareholders a participation in AmeriQuest's equity (14.8%) that represents a 114% premium over their contribution to pro forma combined results (6.9%).

     Conclusion.


    On the basis of the Market Price Analysis and the Comparable Companies Analysis, Compass concluded that the market for both Robec and AmeriQuest stock was efficient. Compass was unable to arrive at any conclusion based on its Comparable Acquisitions Analysis. Compass considered the Share Price Analysis and the Contribution Analysis to be equally important in reaching its conclusion.

    Based upon its analyses and assumptions, Compass concluded that as of September 20, 1994, the Merger was fair, from a financial point of view, to Robec's shareholders.

    Compass, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, employee benefit plans and valuations for corporate, estate and other purposes. Compass is not affiliated with either Robec or AmeriQuest, and prior to being retained by Robec to render the foregoing opinion, had never been employed by Robec or AmeriQuest.

    Robec has agreed to pay Compass a fee of $30,000. Robec has also agreed to reimburse Compass for its reasonable out-of-pocket expenses up to $1,000, including all reasonable fees and disbursements of counsel, and to indemnify Compass and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. The fee is payable to Compass without regard to the opinion rendered by Compass and whether or not the Merger is consummated.

DISSENTERS APPRAISAL RIGHTS

  For purposes of this discussion of appraisal rights, the term "Company" means Robec and, after the Effective Date, the Surviving Corporation.

  Pursuant to the Plan of Merger and the BCL, holders of Robec Common Stock will have dissenters rights in connection with the Merger under BCL Subchapter 15D ("Subchapter 15D"), a copy of which is attached as Appendix IV to this Prospectus/Proxy Statement, and may object to the Plan of Merger and demand in writing that the Company pay them the fair value of their Robec Common Stock.

  Failure by any dissenting shareholder to comply with any procedure required by Subchapter 15D may cause a termination of such shareholder's dissenters rights. The Company will not give any notice of the following requirements other than as described in this Prospectus/Proxy Statement and as required by the BCL.

  A holder of record of Robec Common Stock may assert dissenters rights as to fewer than all of the shares of Robec Common Stock registered in such holder's name only if the holder dissents with respect to all of the Robec Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights shall be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of shares of Robec Common Stock who is not also the record holder of such shares may assert dissenters rights with respect to shares held on such owner's behalf and shall be treated as a dissenting shareholder under the terms of Subchapter 15D if the beneficial owner submits to the Company, not later than the time of filing the Notice of Intention to Dissent (as defined below), a written consent of the record holder. Such beneficial owner may not dissent with respect to less than all shares of Robec Common Stock beneficially owned by such beneficial owner.

  Holders of Robec Common Stock (or beneficial owners thereof as provided above) who follow the procedures of Subchapter 15D as outlined below will be entitled to receive from the Company the fair value of their shares of Robec Common Stock immediately before the Effective Date, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the effectuation of the Plan of Merger. Holders of Robec Common Stock (or beneficial owners thereof) who elect to exercise their dissenters rights must comply with all of the following procedures to preserve those rights.

  Holders of Robec Common Stock (or beneficial owners thereof) who wish to exercise dissenters rights must file a written notice of intention to demand the fair value of their shares of Robec Common Stock if the Merger is effectuated (the "Notice of Intention to Dissent"). Such dissenters must file the Notice of Intention to Dissent with the Secretary of the Company prior to the vote by Robec shareholders on the Plan of Merger; they must make no change in their beneficial ownership of Robec Common Stock from the date of filing until the Effective Date; and they must refrain from voting their Robec Common Stock for the approval and adoption of the Plan of Merger. The Notice of Intention to Dissent must be in addition to and separate from any proxy or vote against the Plan of Merger.

  If the Plan of Merger is approved and adopted by the required vote at the Special Meeting, the Company will mail a notice (the "Notice of Approval") to all dissenters who filed a Notice of Intention to Dissent prior to the vote on the Plan of Merger and who refrained from voting for the approval and adoption of the Plan of Merger. The Company expects to mail the Notice of Approval promptly after effectuation of the Merger. The Notice of Approval will state where and when (the "Demand Deadline") a demand for payment must be sent and certificates for shares of Robec Common Stock must be deposited in order to obtain payment; it will supply a form for demanding payment (the "Demand Form") which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares of Robec Common Stock; and it will be accompanied by a copy of Subchapter 15D. Dissenters must ensure that the Demand Form and their certificates for shares of Robec Common Stock are received by the Company on or before the Demand Deadline. All mailings to the Company are at the risk of the dissenter. However, the Company recommends that the Notice of Intention to Dissent, the Demand Form and the holder's share certificates be sent by certified mail.

  Any holder (or beneficial owner) of Robec Common Stock who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, or fails to deposit share certificates with the Company, each within the time periods provided above, will lose the holder's (or beneficial owner's) dissenters rights under Subchapter 15D. A dissenter will retain all rights of a shareholder, or beneficial owner, as the case may be, until those rights are modified by effectuation of the Plan of Merger.

  Upon timely receipt of the completed Demand Form, the Company is required by the BCL either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, the amount the Company estimates to be the fair value for their shares or to give written notice that no such remittance will be made. The Company does not intend to make payment of any part of the amounts payable to dissenters until the fair value of the Robec Common Stock affected by the Merger has been finally determined. The remittance or notice will be accompanied by:

    (1) the closing balance sheet and statement of income of the Company for the fiscal year ended December 31, 1994, together with the latest available interim financial statements;

    (2) a statement of the Company's estimate of the fair value of the Robec Common Stock (the "Company's Estimate"); and

    (3) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

  If the Company does not remit the amount of its estimate of fair value of the Robec Common Stock, it will return any certificates that have been deposited, and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in the Company other than those which the original dissenter had after making demand for payment of their fair value.

  After the Company gives notice of the Company's Estimate, without remitting that amount, and if the dissenter believes that the Company's Estimate is less than the fair value of the shares, the dissenter may send to the Company the dissenter's own estimate (the "Holder's Estimate") of the fair value of the shares as contemplated by BCL (S) 1578, which will be deemed a demand for payment of the amount of the Holder's Estimate. If a dissenter does not file a Holder's Estimate within 30 days after the mailing by the Company of its remittance or notice, the dissenter will be entitled to more than the Company's Estimate.

  If, within 60 days after the Effective Date or after the timely receipt by the Company of any Holder's Estimate, whichever is later, any demands for payment remain unsettled, the Company may file in the Court of Common Pleas of Montgomery County, Pennsylvania an application for relief requesting that the fair value of the Robec Common Stock be determined by the court. There is no assurance that the Company will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of the dissenter's Robec Common Stock is found to exceed the amount, if any, previously remitted, plus interest. Interest shall be payable from the Effective Date until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the Company on its principal line of credit. If the Company fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against the Company may do so in the name of the Company at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the Company's Estimate and no more, and may bring an action to recover any amount thereof not previously remitted.

  The costs and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against the Company, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the Company, and in favor of any or all dissenters, if the Company fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either the Company or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the Company, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

  Under the BCL, a shareholder of the Company has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger, except to the extent provided by the dissenters rights provisions of Subchapter 15D. The BCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

  The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix IV to this Prospectus/Proxy Statement, and is qualified in its entirety by the provisions of Subchapter 15D.

CERTAIN ANTITRUST MATTERS

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company and AmeriQuest each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division"). The parties requested and were granted early termination of the waiting period under the HSR Act with respect to such filing on August 26, 1994. Even though the HSR Act waiting period has expired, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Robec or AmeriQuest. AmeriQuest does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  AmeriQuest has appointed Robert H. Beckett, who is currently the Chairman, Chief Executive Officer and President of Robec and a Principal Shareholder, to the Board of Directors of AmeriQuest and has agreed to nominate him for re-election at each of the next two annual meetings of AmeriQuest stockholders. In addition, Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr. will continue to serve as officers of the Surviving Corporation and Robert H. Beckett and Robert S. Beckett will continue to serve as directors of the Surviving Corporation.

  AmeriQuest has entered into agreements with Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr. that provide for their employment by the Company for a two-year period following the Exchange at a base salary of not less than $196,000, $150,000 and $150,000 per year, respectively.

  The Amended Agreement also provides for certain indemnification rights for the Principal Shareholders and the officers and directors of Robec. See "The Amended Agreement--Indemnification; Insurance." In addition, the Principal Shareholders have been granted certain registration rights by AmeriQuest. See "Information Regarding the Merger--The Amended Agreement--Registration Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

FEDERAL TAX MATTERS

  The following summary is a general discussion of the material Federal income tax consequences to Robec's shareholders receiving AmeriQuest Common Stock in the Merger and to Robec and AmeriQuest. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing Treasury Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. Arthur Andersen LLP has rendered an opinion with respect to the material tax consequences (see
Exhibit 8.01 for complete opinion). In the opinion of Arthur Andersen LLP, the discussion below, insofar as it relates to matters of the Federal income tax consequences to Robec shareholders receiving AmeriQuest Common Stock in the Merger, is an accurate summary of such matters. Arthur Andersen's opinion is based upon its best judgment on the application of current law to the facts of the Merger and is not binding on the courts.

  The following discussion does not consider the tax consequences of the Merger under state, local or foreign tax law. The discussion also does not discuss all aspects of income taxation that may be relevant to a particular Robec shareholder or to certain types of shareholders such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and other special status taxpayers.

  EACH ROBEC SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

TAX CONSEQUENCES TO ROBEC SHAREHOLDERS

  REORGANIZATION. The Exchange and the Merger qualify as a tax-free reorganization under Section 368 of the Code, which requires in general that the consideration issued by AmeriQuest to the holders of Robec Common Stock be stock of AmeriQuest. The AmeriQuest Common Stock initially issued in the Exchange and the Merger will qualify as stock. Notwithstanding the lack of compliance with all of the Service's advance ruling guidelines, Arthur Andersen LLP has concluded that there is substantial authority for the treatment of the Exchange and Merger as a tax-free reorganization, and Arthur Andersen LLP also believes this treatment is more likely than not proper. If the Exchange and Merger qualify as a tax-free reorganization, no gain or loss will be recognized by a Robec shareholder who receives AmeriQuest Common Stock in the Merger.

  BASIS. Shareholders of Robec will take a basis in their new AmeriQuest shares equal to the basis in their Robec Shares.

  RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. The receipt of cash in lieu of any fractional shares of Robec Common Stock pursuant to the Merger will not affect the question whether the Merger qualifies as a tax-free reorganization. However, the receipt of such cash will be treated as a taxable redemption in which the recipient shareholder will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in such fractional share.

TAX CONSEQUENCES TO ROBEC AND AMERIQUEST

  No gain or loss will be recognized by either Robec or AmeriQuest in the Merger. Robec will retain its historic basis and holding period in its assets after the Merger. The basis of AmeriQuest in its stock of Surviving Corporation immediately after the Merger will be equal to the basis of all Robec shareholders, including AmeriQuest, in their shares of Robec Common Stock immediately prior to the Effective Date. In addition, the tax attributes, if any, of Robec will carry over. If it has not occurred prior to the Merger, the Merger itself will likely cause a "change of ownership" to both Robec and AmeriQuest (as defined by Section 382). Because of this, the future utilization of certain tax attributes, if any, that were generated before the change of ownership, including net operating loss carryovers, may be restricted.

INFORMATION REPORTING

  Treasury Regulations require that every taxpayer who receives stock in connection with a corporate reorganization must file with his or her income tax return a statement of facts pertinent to the nonrecognition of gain or loss upon the transaction, including (i) a statement of the basis of the stock transferred in the transaction and (ii) a statement of the fair market value of the stock received in the transaction. In addition, taxpayers are required to maintain permanent records with respect to the foregoing information. Robec shareholders will be required to comply with these requirements.

BACKUP WITHHOLDING

  Under the backup withholding rules of the Code, a Robec shareholder may be subject to backup withholding with respect to payments of cash in lieu of fractional shares. To prevent such backup withholding, a Robec shareholder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Substitute Form W-9 will be provided to each Robec shareholder in a letter of transmittal to be mailed to each shareholder by AmeriQuest. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on the shareholder by the Service and payments of cash to such shareholder may be subject to backup withholding at a rate of 31%.

ACCOUNTING TREATMENT

  The Merger will be accounted for by AmeriQuest as a reorganization of unaffiliated companies and recorded as a purchase by AmeriQuest for accounting and financial reporting purposes.

THE PLAN OF MERGER

  The following description of the Plan of Merger does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached as Appendix I hereto and incorporated herein by prior reference. Robec shareholders are urged to read the Plan of Merger carefully and in its entirety.

  THE MERGER. The Plan of Merger provides that AmeriQuest Sub will be merged with and into Robec in accordance with Pennsylvania law, whereupon the separate existence of AmeriQuest Sub will cease and Robec will survive the Merger as the Surviving Corporation. On the Effective Date, the conversion of Robec Common Stock and the conversion of shares of the common stock of AmeriQuest Sub pursuant to the Plan of Merger will be effected as described below.

  EFFECTIVE DATE. Following the adoption of the Plan of Merger and subject to the satisfaction or waiver of all other conditions to closing contained in the Amended Agreement discussed below under "The Amended Agreement--Conditions to Consummation of the Merger," the Merger will become effective on the Effective Date. The Articles of Merger will be filed as soon as practicable after all conditions contemplated by the Amended Agreement have been satisfied or waived.

  TERMS OF THE MERGER. At the Effective Date:

    (i) except for shares of Robec Common Stock owned by AmeriQuest on the Effective Date which shall be cancelled in the Merger, each share of Robec Common Stock then issued and outstanding, other than shares owned by Robec shareholders who perfect their statutory dissenters rights, shall be converted into .63075 shares of AmeriQuest Common Stock; provided, however, that in the event the closing price of AmeriQuest Common Stock on the New York Stock Exchange on the business day prior to the Effective Date as reported in the Wall Street Journal is less than $3.00 per share, each such share of Robec Common Stock shall be converted into the number of shares of AmeriQuest Common Stock equal to the product of (i) .63075 multiplied by
  (ii) a quotient, the numerator of which is $3.00 and the denominator of which is the Closing Date Market Price; and

    (ii) each issued and outstanding share of the capital stock of AmeriQuest Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

  Robec shareholders will not be issued fractional shares in connection with the Merger. Instead, each Robec shareholder who would otherwise have been entitled to a fraction of a share of AmeriQuest Common Stock will receive, at such time as the holder receives stock certificates representing shares of AmeriQuest

Common Stock, an amount of cash equal to the per share market value of the AmeriQuest Common Stock (based on the closing price of AmeriQuest Common Stock on the Effective Date) multiplied by the fraction of a share of AmeriQuest Common Stock to which such holder would otherwise be entitled. On and after the Effective Date, the holder of a certificate representing Robec Common Stock shall cease to have any rights as a shareholder of Robec, except for the right to surrender his or her certificate in exchange for payment of the consideration to be received by such holder of Robec Common Stock in the Merger (the "Merger Consideration").

  PAYMENT OF MERGER CONSIDERATION. AmeriQuest will deposit the Merger Consideration with the Exchange Agent. After the Effective Date, each Robec shareholder will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing Robec Common Stock, certificates representing the number of shares of AmeriQuest Common Stock into which such shares were converted in the Merger and cash in consideration of fractional shares, as described above. AmeriQuest Common Stock into which Robec Common Stock will be converted in the Merger shall be deemed to have been issued on the Effective Date.

  In the event that any certificates representing shares of AmeriQuest Common Stock are to be delivered to or issued in a name other than that in which the certificates representing shares of Robec Common Stock surrendered in exchange therefor are registered, there shall be as conditions of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of AmeriQuest Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable, that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer and that such transfer otherwise be proper.

  DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF ROBEC COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF AMERIQUEST COMMON STOCK WILL BE MAILED TO ROBEC SHAREHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE DATE. ROBEC SHAREHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO ROBEC OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF SUCH INSTRUCTIONS AND THE TRANSMITTAL LETTER.

  SURVIVING PROVISIONS. The Articles of Incorporation and By-laws of AmeriQuest Sub will be the Articles of Incorporation and By-laws of the Surviving Corporation, except that the name of the Surviving Corporation shall be "AmeriQuest/Robec, Inc." The initial directors and officers of the Surviving Corporation shall be as follows:

      Harold L. Clark          Director, Chairman of the Board
      Robert H. Beckett        Director, President and Chief Executive Officer
      Robert S. Beckett        Director, Vice President and Chief Operating
                                Officer
      Stephen G. Holmes        Director, Executive Vice President,
                                Secretary/Treasurer and Chief Financial Officer
      Alexander C. Kramer, Jr. Vice President--Operations

  DISSENTING SHARES. The Plan of Merger provides that shares of Robec Common Stock that are outstanding immediately prior to the Effective Date and that are held by shareholders, if any, who are entitled to assert a right to dissent from the Merger and who demand and validly perfect their rights to receive the "fair value" of their shares with respect to the Merger under Section 1574 of the BCL (the "Dissenting Shares") shall be entitled solely to the payment of the "fair value" of such shares in accordance with the provisions of the BCL; except that (i) if such demand to receive "fair value" shall be withdrawn upon the consent of the Surviving Corporation, (ii) if the Plan of Merger shall be terminated, or the Merger shall not be consummated, (iii) if no demand or petition for the determination of "fair value" by a court shall have been made or filed within the time provided in the provisions of the BCL or (iv) if a court of competent jurisdiction shall determine that such holder of Dissenting Shares is not entitled to the relief provided by the provisions of the BCL, then the right of such holder of Dissenting Shares to be paid the "fair value" of his or her shares of Robec Common Stock shall cease and with respect to clauses (i), (iii) and (iv) above, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Merger Consideration with respect thereto, without any interest thereon, and with respect to clause (ii) above, the status of such shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken during the interim. See "Dissenters Appraisal Rights" and a copy of the text of Subchapter 15D of the BCL attached as Annex III to this Prospectus/Proxy Statement.

THE AMENDED AGREEMENT

  THE EXCHANGE. The Amended Agreement provides for the acquisition of Robec by AmeriQuest in a two-stage transaction: a share exchange between AmeriQuest and the Principal Shareholders to be followed at a later date by the Merger. In each stage, the holders of Robec Common Stock receive the same per share consideration. Pursuant to the Amended Agreement, the first stage Exchange occurred on September 22, 1994. AmeriQuest has agreed with respect to the shares of Robec Common Stock obtained in the Exchange that prior to the Effective Date it will (i) not sell, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any shares of Robec Common Stock acquired in the Exchange except to a wholly-owned subsidiary of AmeriQuest and (ii) vote all shares of Robec Common Stock owned by it on the Record Date at any annual or special meeting of the shareholders of Robec (a) in favor of the Plan of Merger, (b) against any action or agreement which would result in a breach of a representation, warranty or covenant of Robec in this Agreement or which would otherwise impede, interfere with or attempt to discourage the Merger and (c) against the nomination or election of any director other than the current directors of Robec or any successor nominated by them. As a result of the Exchange, AmeriQuest now owns 50.1% of the outstanding shares of Robec Common Stock.

  ROBEC STOCK OPTIONS. The Amended Agreement provides that on the Effective Date, AmeriQuest will offer to exchange for each of the then-outstanding options to purchase Robec Common Stock (collectively, the "Robec Options"), including, without limitation, all outstanding options granted under Robec's 1989 Stock Option Plan, as amended (the "Robec Plan"), as well as any then outstanding Robec Options not granted under the Robec Plan, an option to purchase that number of shares of AmeriQuest Common Stock (collectively, the "AmeriQuest Options") determined by multiplying the number of shares of Robec Common Stock subject to such Robec Option on the Effective Date by the Exchange Ratio, at an exercise price per share of AmeriQuest Common Stock equal to the exercise price per share of such Robec Option divided by the Exchange Ratio. AmeriQuest will cause the AmeriQuest Common Stock issuable upon exercise of the AmeriQuest Options to be registered within 20 days after the Effective Date and will use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as any such AmeriQuest Options shall remain outstanding, and AmeriQuest will reserve a sufficient number of shares of AmeriQuest Common Stock for issuance upon exercise of the AmeriQuest Options.

  REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS PENDING THE MERGER. The Amended Agreement contains various representations and warranties of AmeriQuest and Robec relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due incorporation, power and standing of, and similar corporate matters with respect to, each of Robec and AmeriQuest; (ii) the absence of any conflict with each of Robec's and AmeriQuest's articles and certificate of incorporation and bylaws, respectively, and compliance with applicable laws; (iii) each of Robec's and AmeriQuest's capitalization; (iv) the authorization, execution, delivery, performance and enforceability of the Amended Agreement by each such party and of the transactions contemplated thereby; (v) reports and other documents filed with the SEC and other regulatory authorities and the accuracy of the information contained therein; (vi) the absence of certain litigation or other proceedings;
(vii) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (viii) the absence of any material default under agreements; (ix) the absence of any tax delinquencies; (x) the compliance of financial statements with applicable accounting requirements and their preparation in accordance with generally accepted accounting principles applied on a consistent basis, fairly presenting the consolidated financial position of such companies and each of their consolidated subsidiaries and the consolidated results of their operations and cash flows for the applicable periods; and (xi) the absence of undisclosed liabilities. The representations and warranties of AmeriQuest shall be true as of the Effective Date and shall survive the Effective Date. The representations and warranties of Robec did not survive the closing of the Exchange and are therefore of no further force or effect. In addition, pursuant to the Amended Agreement, AmeriQuest has agreed to carry on its business, prior to the Effective Date, in the usual and ordinary course, and has agreed that certain material transactions prior to the Effective Date require the written consent of Robec.

  CONDITIONS TO CONSUMMATION OF THE MERGER. The obligations of AmeriQuest and Robec to consummate the Merger are subject to the satisfaction of two conditions: (i) the approval and adoption of the Plan of Merger by the shareholders of Robec and (ii) that no preliminary or permanent injunction or other order shall have been issued by any federal or state court which remains pending and prevents the consummation of the Merger. In addition, the obligation of Robec to consummate the Merger is subject to the satisfaction of certain other conditions, including: (i) the Registration Statement of which this Prospectus/Proxy Statement is a part shall have been declared effective by the SEC and not be the subject of any stop order or any other proceeding by the SEC which would bring into question the accuracy and adequacy of the disclosures contained herein; (ii) the AmeriQuest Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE subject to official notice of issuance; and (iii) the representations and warranties of AmeriQuest contained in the Amended Agreement shall be true on and as of the Effective Date, as if made on that date, except for any variation permitted by the Amended Agreement, and AmeriQuest shall have performed all material covenants and obligations and complied with all material conditions required by the Amended Agreement to be performed or complied with by it prior to the Effective Date.

  INDEMNIFICATION; INSURANCE. The Amended Agreement provides that the Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification that were included in the Articles of Incorporation of Robec on the date of the Amended Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of individuals who at the Effective Date were directors, officers, employees or agents of Robec, unless such modifications are required by law. After the Effective Date (and with respect to the Principal Shareholders, after the Exchange), AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under AmeriQuest's or the Surviving Corporation's Certificate or Articles of Incorporation or By-Laws, indemnify and hold harmless each present and former director and officer of Robec, and to the fullest extent permitted under applicable law, each Principal Shareholder (collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Date, or arising out of or pertaining to the transactions contemplated by the Amended Agreement (collectively, "Damages"), for a period of six years after the execution of the Amended Agreement. Furthermore, after such six year period, AmeriQuest and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless the Principal Shareholder in their capacity as shareholders against any Damages arising out of or pertaining to the transactions contemplated by the Amended Agreement. For a period of two years after the Effective Date, AmeriQuest shall cause the Surviving

Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance coverage for those persons who were previously covered by Robec's directors' and officers' liability insurance policy on terms comparable to those applicable to the directors and officers of AmeriQuest as of the execution of the Amended Agreement.

  TERMINATION. The Amended Agreement may only be terminated: (i) by mutual agreement of Robec and AmeriQuest; (ii) by Robec, if there has been a breach by AmeriQuest of any representation, warranty, covenant or agreement set forth in the Amended Agreement on the part of AmeriQuest which has or can reasonably be expected to have a material adverse effect on AmeriQuest and which AmeriQuest fails to cure prior to the Effective Date (except that no cure period shall be provided for a breach by AmeriQuest which by its nature cannot be cured); or
(iii) by Robec if the Merger shall not have occurred on or prior to December 31, 1994. Thus, the Amended Agreement may not be terminated by AmeriQuest without the consent of Robec.

  AMENDMENT; WAIVER. The Amended Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval thereof by the shareholders of Robec, but, after such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without such further approval of such shareholders. Any failure by Robec to comply with any of its respective obligations, agreements or covenants set forth in the Amended Agreement may be expressly waived in writing by AmeriQuest. Any amendment to the Amended Agreement by Robec shall require, in addition to any other approval required by applicable law or Robec's charter documents, the approval of a majority of the Robec directors who were directors of Robec prior to the Exchange.

  REGISTRATION RIGHTS. Pursuant to the Amended Agreement and the terms of a Registration Rights Agreement by and between AmeriQuest and each of the Principal Shareholders, AmeriQuest shall, at its sole expense, prepare and file a registration statement on Form S-3 under the Securities Act for use by the Principal Shareholders with respect to the shares of AmeriQuest Common Stock which they received in connection with the Exchange and which they will receive in connection with the Merger, and shall have the S-3 Registration Statement declared effective as soon as practicable. Further, AmeriQuest shall maintain the effectiveness of the S-3 Registration Statement until such time as such shares of AmeriQuest Common Stock are no longer deemed to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act. Should any Principal Shareholder thereafter still be deemed to be an "affiliate" of AmeriQuest, AmeriQuest shall continue to maintain the effectiveness of such S-3 Registration Statement for the benefit of such "affiliate(s)" until such Principal Shareholder shall no longer be deemed an "affiliate."

                        PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements reflect the acquisition of 49 percent of Robec's Common Stock not owned by AmeriQuest. The unaudited pro forma condensed combined statement of income combines the results of operations of AmeriQuest, Kenfil, Robec and NCD for the twelve months ended June 30, 1994 and the six months ended December 30, 1994 giving effect to the acquisitions as if they had occurred on July 1, 1993. The historical statement of income for Robec and NCD includes their results prior to their acquisition by AmeriQuest. The unaudited pro forma condensed combined balance sheet as of December 30, 1994, gives effect to the acquisition of 49 percent of Robec's common stock not owned by AmeriQuest as if it had occurred on that date. The acquisitions are accounted for under the purchase method of accounting. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operations results or financial position.

  Effective June 6, 1994, AmeriQuest acquired 51 percent of the outstanding common stock of Kenfil. The remaining 49 percent of outstanding Kenfil common stock was acquired on September 12, 1994. Effective September 22, 1994, Ameriquest acquired 50.1 percent of the outstanding common stock of Robec, Inc. Effective November 15, 1994, AmeriQuest acquired 100 percent of the outstanding common stock of NCD. The historical operating results of AmeriQuest for the six month period ended December 30, 1994 includes the historical operating results of Kenfil for the complete period and that of Robec and NCD for the periods of September 22, 1994 to December 30, 1994 and November 15, 1994 to December 30, 1994, respectively. The historical balance sheet of AmeriQuest includes the historical balance sheets of Kenfil, Robec and NCD at December 30, 1994.

                 AMERIQUEST TECHNOLOGIES, INC. AND SUBSIDIARIES
                       PRO FORMA CONDENSED BALANCE SHEET

                         DECEMBER 30, 1994 (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                              AMERIQUEST      PRO FORMA
                          TECHNOLOGIES, INC. ADJUSTMENTS   PRO FORMA
                          ------------------ -----------   ----------
ASSETS
CURRENT ASSETS
 Cash....................     $    4,407       $  --       $    4,407
 Accounts receivable,
  net....................         66,781          --           66,781
 Inventories.............         79,944          --           79,944
 Prepaid expenses and
  other..................          2,774          --            2,774
                              ----------       ------      ----------
   Total current assets..        153,906          --          153,906
PROPERTY AND EQUIPMENT,
 NET.....................          7,114          --            7,114
INTANGIBLE ASSETS, NET...         20,086        1,272 (B)      21,358
OTHER ASSETS.............          1,279          --            1,279
                              ----------       ------      ----------
                              $  182,385       $1,272      $  183,657
                              ==========       ======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable........     $   58,762       $  --       $   58,762
 Notes payable...........         72,706          --           72,706
 Other...................          4,047          --            4,047
                              ----------       ------      ----------
   Total current
    liabilities..........        135,515          --          135,515
                              ----------       ------      ----------
LONG-TERM OBLIGATIONS....          1,029          --            1,029
SUBORDINATED NOTES
 PAYABLE.................         18,000          --           18,000
MINORITY INTEREST........          1,178       (1,178)(C)         --
STOCKHOLDERS' EQUITY
 Preferred stock, $.01
  par value; authorized
  10,000,000 shares;
  no shares issued and
  outstanding............            --           --              --
 Common stock, $.01 par
  value..................            210           14 (A)         224
 Additional paid-in cap-
  ital...................         48,143        2,436 (A)      50,579
 Retained deficit........        (20,565)         --          (20,565)
 Receivables from affil-
  iates..................         (1,125)         --           (1,125)
                              ----------       ------      ----------
   Total stockholders'
    equity...............         26,663        2,450          29,113(1)
                              ----------       ------      ----------
                              $  182,385       $1,272      $  183,657
                              ==========       ======      ==========
OUTSTANDING COMMON
 SHARES..................     20,974,736                   22,371,931
                              ==========                   ==========

- --------
(1) The Company valued its common stock issued in connection with its Kenfil, Robec and NCD acquisitions at $1.75 per share. This valuation represents management's best estimate of the fair value of the Company's common stock and is based upon prices obtained for large blocks of the Company's common stock in recently completed private equity placement transactions. This valuation represents a significant discount from quoted market prices due to the thin public trading volume and small public float of AmeriQuest common stock.

                         AMERIQUEST TECHNOLOGIES, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                          FOR YEAR ENDED JUNE 30, 1994
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               AMERIQUEST        KENFIL    ROBEC               PRO FORMA    PRO FORMA
                          TECHNOLOGIES, INC.(G)   INC.      INC.      NCD     ADJUSTMENTS    COMBINED
                          --------------------- --------  --------  --------  -----------   ----------
NET SALES(E)............        $  87,593       $138,759  $168,446  $218,808    $   --        $613,606
COST OF SALES...........           75,023        128,843   155,836   202,114        --         561,816
                                ---------       --------  --------  --------    -------     ----------
 Gross profit...........           12,570          9,916    12,610    16,694        --          51,790
OPERATING EXPENSES
 Selling, general and
  administrative........           14,144         24,653    22,985    13,259      2,731 (D)     77,772
 Restructuring charge
  and earthquake
  loss(F)...............            5,700          3,430       --        --         --           9,130
                                ---------       --------  --------  --------    -------     ----------
 Income (loss) from
  operations............           (7,274)       (18,167)  (10,375)    3,435     (2,731)       (35,112)
OTHER INCOME (EXPENSE)
 Other income...........               31             40       --        --                         71
 Interest expense.......             (728)        (2,626)   (1,613)   (1,908)       930 (E)     (5,945)
                                ---------       --------  --------  --------    -------     ----------
                                     (697)        (2,586)   (1,613)   (1,908)       930         (5,874)
                                ---------       --------  --------  --------    -------     ----------
 Income (loss) before
  taxes.................           (7,971)       (20,753)  (11,988)    1,527     (1,801)       (40,986)
PROVISION FOR INCOME
 TAXES..................              --              17      (814)      --         --            (797)
                                ---------       --------  --------  --------    -------     ----------
 Net income (loss)(F)...        $  (7,971)      $(20,770) $(11,174) $  1,527    $(1,801)    $  (40,189)(F)
                                =========       ========  ========  ========    =======     ==========
Net income (loss) per
 common share and common
 share equivalent.......        $   (1.33)                                                  $    (2.11)
                                =========                                                   ==========
Common and common
 equivalent shares......        5,973,511                                                   19,040,380
                                =========                                                   ==========

                         AMERIQUEST TECHNOLOGIES, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     FOR SIX MONTHS ENDED DECEMBER 30, 1994
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              AMERIQUEST      ROBEC            PRO FORMA    PRO FORMA
                          TECHNOLOGIES, INC.  INC.      NCD   ADJUSTMENTS    COMBINED
                          ------------------ -------  ------- -----------   ----------
NET SALES...............      $  173,005     $22,351  $81,212   $  --       $  276,568
COST OF SALES...........         161,756      20,366   74,893      --          257,015
                              ----------     -------  -------   ------      ----------
  Gross profit..........          11,249       1,985    6,319      --           19,553
OPERATING EXPENSES
  Selling, general and
   administrative.......          14,648       2,500    4,781    1,253 (D)      23,182
                              ----------     -------  -------   ------      ----------
  Income (loss) from
   operations...........          (3,399)       (515)   1,538   (1,253)         (3,629)
OTHER INCOME (EXPENSE)
  Other income
   (expense)............            (282)        --       --       --             (282)
  Interest expense......          (2,315)       (201)   (924)      515 (E)      (2,925)
                              ----------     -------  -------   ------      ----------
                                  (2,597)       (201)   (924)      515          (3,207)
                              ----------     -------  -------   ------      ----------
  Income (loss) before
   taxes................          (5,996)       (716)     614     (738)         (6,836)
PROVISION FOR INCOME
 TAXES..................             --          --       --       --              --
                              ----------     -------  -------   ------      ----------
  Net income (loss).....      $   (5,996)    $  (716) $   614   $ (738)     $   (6,836)
                              ==========     =======  =======   ======      ==========
Net income (loss) per
 common share and common
 share equivalent.......      $    (0.39)                                   $    (0.32)
                              ==========                                    ==========
Common and common
 equivalent shares......      15,458,468                                    21,364,963
                              ==========                                    ==========

              FOOTNOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL
           STATEMENTS OF AMERIQUEST TECHNOLOGIES, INC. AND ROBEC INC.

  The following footnotes reflect the assumptions made in the preparation of the Pro Forma Condensed Consolidated Financial Statements.

(A) To effect the purchase of 49 percent of Robec common stock not owned by AmeriQuest, AmeriQuest will issue approximately 1,400,000 shares of AmeriQuest common stock in exchange for 2,235,000 shares of Robec common stock. The AmeriQuest common stock is valued at $1.75 per share, which represents management's estimate of its fair market value. No assurance can be given that the number of shares to be issued to the Robec shareholders will not be a greater number than that reflected herein, as the exact number of shares is subject to adjustment based on the quoted market value of AmeriQuest Common Stock on the business day prior to the closing. See "Information Regarding the Merger--The Merger."

(B) To record the additional goodwill associated with the acquisition of the remaining 49 percent of Robec. The Robec goodwill amount reflects management's preliminary estimate of the fair value of Robec's net assets acquired. Management is currently in the process of completing its detailed analysis of the fair value of Robec net assets acquired and therefore the allocation of the purchase price to the various assets and liabilities acquired, including the amount of goodwill presented herein, may change as a result of the completed analysis.

(C) To eliminate the historical minority interest in Robec.

(D) To record goodwill amortization over the estimated economic life of 10 years.

  Management believes that the most significant intangible acquired is that of the distribution channels. Management has assigned a 10 year economic life to this intangible asset as that is the period of time that management expects to derive benefit from existing vendor relationships and market position. Management determined that 10 years is an appropriate economic life based upon the historical length of the acquiree's vendor relationships and the overall size and quality of the vendors and their product offering.

(E) To reduce interest expense associated with the redemptions of the following debt instruments related to the NCD acquisition and the Computer 2000 investment.

             DEBT INSTRUMENT REDEMPTION           INTEREST EXPENSE ELIMINATED
             --------------------------         -------------------------------
                                                 FISCAL YEAR  SIX MONTHS ENDED
                                                JUNE 30, 1994 DECEMBER 30, 1994
                                                ------------- -----------------
      NCD subordinated debt of $2,737,000......   $360,000        $164,000
      AQS notes payable of $11,287,000.........    570,000         351,000
                                                  --------        --------
                                                  $930,000        $515,000
                                                  ========        ========

  As the funds used to finance the NCD acquisition and the redemption of the above debt instruments were provided by the October 1994 private placement and the Computer 2000 investment, no forfeited investment earnings are included in these pro forma financial statements.

(F) The restructuring charge of $5,700,000 included in AmeriQuest's historical statement of operations relates principally to the write-off of certain former personal computer joint venture operations. The earthquake loss of $3,430,000 included in Kenfil's historical financials is for losses sustained in the Southern California earthquake.

(G) Effective December 1993, AQS acquired certain assets and assumed certain liabilities of Management Systems Group and acquired the outstanding stock of Rhino Sales Company. The impact of these acquisitions to the Pro Forma Statement of Operations for the year ended June 30, 1994 would be to increase revenues approximately $20 million, with no effect on net income.

                                 CAPITALIZATION

  The following table sets forth the capitalization of AmeriQuest, as of December 30, 1994, and as adjusted to give effect to the acquisition of 49 percent of Robec's common stock not owned by AmeriQuest. See "Information Regarding the Merger--The Plan of Reorganization--The Merger--Terms of the Merger."

                                             HISTORICAL        PRO FORMA
                                             ---------- -----------------------
                                             AMERIQUEST ADJUSTMENTS(A) COMBINED
(AMOUNTS IN MILLIONS)                        ---------- -------------- --------
Short-term debt, including current
 maturities.................................   $ 72.7        $ --       $ 72.7
Long-term debt, net of current maturities...     18.0          --         18.0
                                               ------        ----       ------
    Total debt..............................     90.7          --         90.7
Minority interest...........................      1.2        (1.2)          --
Shareholders' equity:
  Common Stock..............................      0.2          --           .2
  Additional paid-in capital................     48.1         2.5         50.6
  Retained earnings (deficit)...............    (20.6)         --        (20.6)
  Receivable from affiliates................     (1.1)         --         (1.1)
                                               ------        ----       ------
   Total shareholders' equity...............     26.6         2.5         29.1
                                               ------        ----       ------
Total capitalization........................   $118.5        $1.3       $119.8
                                               ======        ====       ======

- --------
(A) To give effect to the issuance of 1,400,000 shares of AmeriQuest common stock for the remaining 49 percent of Robec common stock.

                   COMPARATIVE MARKET PRICES OF COMMON STOCK

  The following table sets forth the comparative market prices for the shares of Common Stock of AmeriQuest and Robec. The prices for AmeriQuest Common Stock reflect the high and low closing prices reported on the New York Stock Exchange for each calendar quarter since December 31, 1991, while the prices for Robec Common Stock reflect the high and low last sale prices as reported by the Nasdaq National Market System for each calendar quarter since December 31, 1991.

                                                      AMERIQUEST       ROBEC
                                                     ------------- -------------
      1992                                            HIGH   LOW    HIGH   LOW
      ----                                           ------ ------ ------ ------
      First Quarter................................. $3 3/4 $2 3/8 $5 3/4 $3 3/4
      Second Quarter................................    3    1 1/2  5 1/4  2 1/2
      Third Quarter.................................  2 1/4  1 1/4  3 1/4  2 1/4
      Fourth Quarter................................  3 3/4  1 1/2  3 1/4  2 1/4
      1993
      ----
      First Quarter.................................  3 3/8    2    3 1/4  2 3/8
      Second Quarter................................  3 5/8    2    3 1/4  2 3/8
      Third Quarter.................................  3 1/4    2    3 1/4  2 1/4
      Fourth Quarter................................  5 7/8  2 1/2  3 1/4  2 3/8
      1994
      ----
      First Quarter.................................    6    4 1/8  2 7/8  1 1/2
      Second Quarter................................  4 1/8    3    1 7/8    1/2
      Third Quarter.................................  4 1/4  3 1/8  2 1/8  1 1/4
      Fourth Quarter................................  3 3/4  2 7/8  1 7/8 1 9/16

  On April   , 1995, the share price of AmeriQuest Common Stock closed at per share on the New York Stock Exchange and the last sale price of Robec
Common Stock was      per share on the Nasdaq National Market System. On June
29, 1994, the day before the business combination of AmeriQuest and Robec was publicly announced, the share price of AmeriQuest Common Stock closed at $3.25 per share on the New York Stock Exchange and the last sale price of Robec Common Stock was $0.88 per share on the Nasdaq National Market System.

  As of April 3, 1995 Robec had approximately 100 shareholders of record.

                                DIVIDEND POLICY

  Neither AmeriQuest nor Robec has paid a dividend of any kind in the past 5 years. Any declaration of cash or stock dividends will depend upon AmeriQuest's earnings, financial position, dividend restrictions in any credit facility and other relevant factors existing at the time. It is not anticipated that AmeriQuest will pay dividends in the foreseeable future.

                   DESCRIPTION OF CAPITAL STOCK OF AMERIQUEST

GENERAL

  As of December 16, 1994, the authorized capital stock of AmeriQuest consisted of 30,000,000 shares of common stock, par value $.01 per share, of which 19,562,620 shares were outstanding (none of which were held as treasury stock) and 10,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding. Upon consummation of the Merger and after the issuance of 1,397,208 shares to Robec shareholders in connection therewith, approximately 9,040,172 shares of AmeriQuest Common Stock will be available for issuance by AmeriQuest at the discretion of its Board of Directors. All outstanding shares of AmeriQuest Common Stock are, and all shares of AmeriQuest Common Stock issued in connection with the Merger when issued as described herein will be, fully paid, validly issued and non-assessable. Each share of AmeriQuest Common Stock has the same relative right as, and is identical in all respects with, each other share of AmeriQuest Common Stock. The Investment Agreement between AmeriQuest and Computer 2000 provides that Computer 2000 has the right to acquire newly issued shares of AmeriQuest to give Computer 2000 a 51% ownership interest in AmeriQuest, including shares of AmeriQuest Common Stock already owned by Computer 2000, for $50 million, regardless of the total number of shares of AmeriQuest Common Stock outstanding. Accordingly, AmeriQuest is seeking stockholder approval to increase the number of shares of AmeriQuest Common Stock authorized for issuance by AmeriQuest from 30,000,000 shares to 65,000,000 shares.

DIVIDENDS

  AmeriQuest may pay cash dividends if, as and when declared by its Board of Directors, subject to applicable provisions of Delaware law. The holders of AmeriQuest Common Stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of AmeriQuest out of funds legally available therefor. See "Dividend Policy."

VOTING RIGHTS

  Holders of AmeriQuest Common Stock are entitled to one vote for each share held by them in all matters submitted to the shareholders of AmeriQuest. Holders of AmeriQuest Common Stock do not have cumulative voting rights in the election of directors.

LIQUIDATION

  In the event of a liquidation, dissolution or winding up of AmeriQuest, the holders of AmeriQuest Common Stock would be entitled to receive, after payment of all its debts and liabilities and other payments to holders of preferred stock, if any, having priority rights, all other assets of AmeriQuest available. Such stockholders would be entitled to participate ratably in the net assets available for distribution.

PRE-EMPTIVE RIGHTS

  The Certificate of Incorporation of AmeriQuest does not grant holders of AmeriQuest Common Stock pre-emptive rights.

ANTI-TAKEOVER PROVISIONS

  See "Comparison of Shareholder Rights--Business Combinations with Interested Shareholders."

                        COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of material differences between the rights of holders of Robec Common Stock and the rights of holders of AmeriQuest Common Stock.

  The rights of the shareholders of Robec, a Pennsylvania corporation, are governed primarily by Pennsylvania law and the Articles of Incorporation and By-Laws of Robec. Upon consummation of the Merger, Robec shareholders who have not exercised their statutory dissenters rights will become holders of AmeriQuest Common Stock. Because AmeriQuest is a Delaware corporation, the rights of the former Robec shareholders will be governed primarily by Delaware law and AmeriQuest's Certificate of Incorporation and By-Laws. Except as set forth below, Robec and AmeriQuest do not believe that there are any material differences in shareholders' rights under Pennsylvania and Delaware law and the Articles and Certificate of Incorporation and By-Laws of Robec and AmeriQuest, respectively. This discussion, however, is not and does not purport to be complete or to identify all differences that may, under any given fact situation, be material to shareholders.

BY-LAWS

  Under Pennsylvania law the power to adopt, amend or repeal by-laws may be vested by the by-laws in the directors, with statutory exceptions for certain actions and subject to the power of shareholders to change such actions. Pennsylvania law provides that unless the articles of incorporation otherwise provide, shareholders may change the by-laws without the consent of the directors. Robec's By-Laws provide its shareholders with the power to alter, amend or repeal the By-Laws by the majority vote of shareholders at any meeting at which a quorum is present except that a vote of 66 2/3% of the votes which shareholders are entitled to cast shall be necessary to alter, amend or repeal
Section 3.2 (dealing with the nomination of directors) and Article IX (dealing with amendments thereto) thereof. The Board of Directors of Robec may also alter, amend or repeal the By-Laws subject to the power of the shareholders to change such action. Under Delaware law a corporation's certificate of incorporation may confer the power to adopt, amend or repeal by-laws upon the directors (although it may not divest the stockholders of such power). AmeriQuest's Certificate of Incorporation expressly authorizes its board of directors to alter or repeal AmeriQuest's By-Laws subject to the shareholders' power to change such action.

DIVIDEND DECLARATIONS

  Under Pennsylvania law a corporation has the power, subject to restrictions in its bylaws, to make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of shareholders having superior preferential rights to those shareholders receiving the distribution. Under Delaware law the directors may, subject to any restrictions in a company's certificate of incorporation, declare and pay dividends, either (i) out of its surplus, defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors (which amount cannot be less than the aggregate per value of all issued shares of capital stock), or
(ii) in case there shall be no surplus, out of the net profits for the fiscal year in which the dividend is declared and the preceding year. The directors of a Delaware corporation may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Neither Robec's By-Laws nor AmeriQuest's Certificate of Incorporation and By-Laws contain limitations on such powers.

TERMS OF DIRECTORS

  Under Pennsylvania law the articles of incorporation may provide that directors be elected in two or more classes whose terms expire at different times provided that no single term shall exceed four years. Robec's Articles of Incorporation provide for three classes of directors, each of which is elected for three-year terms. Under Delaware law the certificate of incorporation or by-laws of a company may provide that directors be elected in one, two or three classes whose terms expire at different times provided that no single term shall exceed three years. AmeriQuest's Certificate of Incorporation and By-Laws provide for one class of directors.

REMOVAL OF DIRECTORS

  Under Pennsylvania law unless the articles of incorporation or bylaws provide otherwise, directors may be removed by the shareholders of a corporation for or without cause, and by the board of directors for any proper cause specified in the bylaws. Robec's By-Laws provide for such removal by shareholders entitled to cast a majority of the votes which all shareholders would be entitled to cast in the election of directors. Under Delaware law directors may be removed, with or without cause, by the holders of a majority of the stock then entitled to vote at an election of directors.

MEETINGS OF SHAREHOLDERS

  Under Pennsylvania law special meetings of shareholders may be called by the board of directors, shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the particular meeting unless otherwise provided in the articles of incorporation and by such officers or other persons as may be provided in the by-laws. Robec's Articles of Incorporation and By-Laws permit the President, the Board and shareholders entitled to cast 10% of the vote which all shareholders are entitled to cast to call a special meeting. Under Delaware law special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or the by-laws. Under AmeriQuest's Certificate of Incorporation and By-Laws, only the board of directors and designated committees thereof may call a special meeting.

ACTION BY SHAREHOLDERS WITHOUT MEETING

  Under Pennsylvania law the bylaws may provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if there is written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all the shareholders were present and voting. Robec's By-Laws permit all actions to be taken by unanimous consent and any individual action to be taken by the larger of two-thirds consent or the minimum percentage necessary to authorize the action at a duly called meeting. Under Delaware law unless otherwise provided in the certificate of incorporation, any action required or which may be taken at any annual or special meeting of stockholders may be taken without a meeting if written consents shall be obtained from the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted. AmeriQuest's By-Laws permit actions to be taken by the written consent of the minimum votes required to authorize the actions at a meeting.

DISSENTERS RIGHTS

  Under Pennsylvania law shareholders may perfect dissenters rights with regard to corporate actions involving certain mergers, consolidations, the sale, lease or exchange of substantially all the assets of another corporation (under limited circumstances) or the elimination of cumulative voting. However, under the corporate laws of both states, dissenters rights are generally denied when a corporation's shares are listed on a national securities exchange or held of record by more than 2,000 persons. Under Delaware law stockholders may only perfect appraisal rights with respect to corporate actions involving mergers or consolidations. Stockholders of AmeriQuest do not have appraisal rights in connection with the Merger while shareholders of Robec do have appraisal rights in connection with the Merger.

SUPERMAJORITY PROVISIONS

  Under both Pennsylvania and Delaware law the articles of incorporation or certificate of incorporation, as the case may be, may provide for a higher shareholder vote requirement than that required by law in order to approve certain proposed actions or transactions of the corporation. Robec's Articles of Incorporation and By-Laws require the vote of 66 2/3% of the votes which shareholders are entitled to cast to (i) alter, amend or repeal Section 3.2 (nomination of directors) and Article IX (amendment of the By-Laws) of Robec's By-Laws, (ii) repeal or amend Article III (limitation of directors' liability and indemnification) of the By-Laws and (iii) to amend Article VIII (election of directors) of the Company's Articles of Incorporation. The AmeriQuest Certificate of Incorporation and By-Laws contain no supermajority voting provisions.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

  Under Pennsylvania law no business combination (defined to include certain mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions) involving a Pennsylvania corporation and an interested shareholder (defined to be any holder of 20% or more of the corporation's voting stock) may be entered into unless (i) approved by the board of directors of the corporation prior to the interested shareholder's share acquisition date, (ii) (a) five years have expired since the acquisition of shares of the corporation by the interested shareholder, and
(b) either (1) a majority of shareholders of the corporation (excluding the interested shareholder) approves the business combination, or (2) the business combination is approved by an affirmative vote of all of the holders of all of the outstanding common shares and satisfies certain minimum statutory requirements, or (iii) approved (a) by a majority of votes that all shareholders would be entitled to cast in an election of directors, not including shares beneficially held by the interested shareholder provided that
(1) the meeting is called no earlier than three months after the interested shareholder became, and if at the time of the meeting the interested shareholder is, the beneficial owner of shares entitling the interested shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors and (2) the business combination satisfies certain other minimum statutory conditions, or (b) approved by the affirmative vote of all of the holders of all of the outstanding common shares. However, such law does not restrict any offer to purchase all of a corporation's shares. Robec has opted out of the business combination rule and therefore such rule does not apply to Robec.

  Delaware has a similar law which defines an interested stockholder as a holder of 5% or more of the corporation's voting stock. The Delaware law is further distinguished in that it is inapplicable to business combinations occurring more than three years after the interested stockholder acquired such status. Exceptions to the rule against such business combinations include: (a) prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested shareholder and (b) subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock of the corporation. The statute contains exceptions for cases in which, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such interested stockholder holds 85% of the voting stock of the company. The Delaware statute is applicable to AmeriQuest as AmeriQuest has not opted out of its provisions.

FIDUCIARY DUTY

  Under Pennsylvania law a director may, in considering the best interests of a corporation, consider (i) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to take control of the corporation and (iv) all other pertinent factors. Delaware law contains no similar provision.

DERIVATIVE ACTIONS

  Under Pennsylvania law a shareholder may maintain a derivative action, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice will result without such action. Under Delaware law a shareholder may bring a derivative action only if he or she was a shareholder at the time of the alleged wrongdoing and has made a demand on the board of directors for relief.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of AmeriQuest Common Stock offered hereby will be passed upon for AmeriQuest by Raymond L. Ridge, Esq., 3901 MacArthur Blvd., Ste. 200, Newport Beach, CA 92660.

                                    EXPERTS

  The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Kenfil Inc.'s Annual Report on Form 10-K for the year ended June 30, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of Robec as of December 31, 1993 and 1994 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The financial statements and schedule of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and for the two years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants related to such periods incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows of NCD for the three-months ended March 31, 1992, included in this Prospectus/Registration Statement, have been incorporated herein in reliance on the report of Hansen, Barnett & Maxwell, independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

  The statements of operations, shareholders' equity, and cash flows for the year in the period ended December 31, 1991, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, with respect thereto, given on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

  Any proposal which an eligible shareholder of Robec desires to have presented at Robec's next Annual Meeting of Shareholders (if the Merger has not been consummated prior to the date the meeting is to be held) concerning a proper subject for inclusion in the proxy statement and for consideration at an annual meeting will be included in Robec's proxy statement and related proxy card if it is received by Robec at 425 Privet Road, Horsham, PA 19044, Attention:
Secretary. The deadline for proposals of shareholders to be presented at the 1995 Annual Meeting of Shareholders has passed. Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received not less than 120 days in advance of the date of Robec's proxy statement released to shareholders in connection with the 1995 Annual Meeting of Shareholders.

                                 OTHER MATTERS

  The accompanying forms of Proxy are solicited by and on behalf of the management of Robec whose Notice of Special Meeting is attached to this Prospectus/Proxy Statement. Robec will bear the expenses of this solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and by directors and officers and employees of Robec. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Robec may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  Robec's board of directors does not intend to bring any other matters before the Special Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly presented do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote upon such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          Robert S. Beckett
                                          Secretary

April   , 1995

                                                                    APPENDIX III

                                    COMPASS
                                CAPITAL ADVISORS

                                                              September 20, 1994

Board of Directors
Robec, Inc.
425 Privet Road
Horsham, PA 19044

Dear Sirs:

  You have asked us to render our opinion as to whether the proposed merger of Robec, Inc. ("Robec" or the "Company") with a wholly-owned subsidiary of AmeriQuest Technologies, Inc. ("AmeriQuest"), pursuant to which the outstanding shares of Robec common stock will be converted to 0.63075 shares of AmeriQuest common stock (the "Transaction"), is fair, from a financial point of view, to the current shareholders of the Company.

  Compass Capital Advisors ("CCA"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, employee benefit plans, and valuations for corporate, estate, and other purposes. Neither CCA nor any of its officers or employees has any interest in AmeriQuest or the Company, and all of such persons are otherwise independent with respect to the Transaction.

  In arriving at our opinion we have:

    1. reviewed the Amended and Restated Agreement and Plan of Reorganization dated as of August 11, 1994 by and among, inter alia, Robec and AmeriQuest, including the Plan of Merger attached thereto;

    2. reviewed the filings of Robec and AmeriQuest with the Securities and Exchange Commission in 1993 and 1994 to date;

    3. reviewed the Company's 1994 budget income statement and 1995 projected consolidated statement of operations prepared by the Company's management;

    4. reviewed AmeriQuest's budget model;

    5. reviewed AmeriQuest's internally prepared projected financial statements for Robec and AmeriQuest operations for 1994 through 1998;

    6. reviewed AmeriQuest's Form S-4 Registration Statement, as filed with the Securities and Exchange Commission on July 20, 1994;

    7. reviewed press releases issued by Robec between August 1993 and August 10, 1994 and by AmeriQuest between December 1993 and August 12, 1994;

    8. reviewed price and volume information relating to trading in Robec and AmeriQuest common stock from 1992 through September 16, 1994;

    9. reviewed and analyzed market trading and financial information about certain publicly-traded companies which we deemed to be reasonably similar to Robec and AmeriQuest;

    10. reviewed and analyzed publicly available information with respect to reported acquisitions in the computer industry;

    11. discussed the business and prospects of the Company with its senior management; and

    12. reviewed all of the foregoing with you before forming our opinion.

                                     III-1

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Robec and AmeriQuest, and we have not independently verified such information or undertaken an independent appraisal of the assets of Robec or AmeriQuest. We assume no responsibility to revise or update our opinion if there is a change in the financial condition or prospects of Robec or AmeriQuest from that disclosed or projected in the information we reviewed and set forth above or in the general, economic or market conditions. This opinion does not constitute a recommendation to any Robec shareholder as to how any such shareholder should vote on the Transaction. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies that may have been discussed by the Company's Board of Directors as alternatives to the Transaction or the decision of the Company's Board of Directors to proceed with the Transaction. Our opinion has been prepared solely for the use of the Company's Board of Directors in its consideration of the Transaction and may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without CCA's prior written consent, except for inclusion in full in the proxy statement to be sent to the Company's shareholders in connection with obtaining shareholder approval of the Transaction, and in any other filings made by the Company under applicable securities laws. No opinion is expressed herein as to the price at which the securities to be issued in the Transaction may trade at any time.

  Based upon and subject to the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of the Company.

                                          Compass Capital Advisors

                                                    /s/ Gabriel F. Nagy
                                          By __________________________________
                                                  Gabriel F. Nagy, A.S.A.
                                                      Vice President

                                     III-2

                                                                     APPENDIX IV

          SUBCHAPTER 15D OF THE PENNSYLVANIA BUSINESS CORPORATION LAW

                               DISSENTERS RIGHTS

Section

1571.  Application and effect of subchapter.
1572.  Definitions.
1573.  Record and beneficial holders and owners.
1574.  Notice of intention to dissent.
1575.  Notice to demand payment.
1576.  Failure to comply with notice to demand payment, etc.
1577.  Release of restrictions or payment for shares.
1578.  Estimate by dissenter of fair value of shares.
1579.  Valuation proceedings generally.
1580.  Costs and expenses of valuation proceedings.

(S)1571. APPLICATION AND EFFECT OF SUBCHAPTER.

  (a) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(d) (relating to dissenters rights upon election).

    Section 2705(c) (relating to dissenters rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

  (B) EXCEPTIONS.--

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

      (ii) held of record by more than 2,000 shareholders;

  shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

      (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (D) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (E) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

  (G) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S)1572. DEFINITIONS.

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

(S)1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.

  (A) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (B) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S)1574. NOTICE OF INTENTION TO DISSENT.

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S)1575. NOTICE TO DEMAND PAYMENT.

  (A) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S)1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

  (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (B) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (C) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S)1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

  (A) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (C) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (D) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S)1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

  (A) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (B) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S)1579. VALUATION PROCEEDINGS GENERALLY.

  (A) GENERAL RULE.--Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (B) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (C) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (D) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S)1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

  (A) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

  (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Registrant to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

  Article VII, Section 7 of the By-laws of the Registrant makes mandatory the indemnification expressly authorized under the General Corporation Law of Delaware. The general effect of the provisions in the Registrant's By-laws and under Delaware law is to provide that the Registrant shall indemnify its directors and officers against all liabilities and expenses reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Registrant. With respect to legal proceedings by or in the right of the Registrant in which a director or officer is adjudged liable for improper performance of his duty to the Registrant, indemnification is limited by such provisions to that amount which is permitted by the court.

  The Registrant has not purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following is a list of Exhibits filed as part of the Registration
Statement:

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                      TITLE OF DOCUMENT                          PAGE
 -------                    -----------------                      ------------
  2.01   Amended and Restated Agreement and Plan of                This Filing
          Reorganization to acquire Robec, Inc.
  2.02   Plan of Merger to acquire Robec, Inc.                     This Filing
  3.01   Certificate of Incorporation of AmeriQuest                     85*
  3.02   By-laws of AmeriQuest                                          258**
  4.01   Reference is made to Exhibits 3.01 and 3.02, the
          Certificate of Incorporation and By-laws, which define
          the rights of security holders
  4.02   Specimen Common Stock Certificate                             274**
  5.01   Opinion of Raymond L. Ridge, Esq.                         This Filing
  8.01   Opinion of Arthur Andersen & Co. re: tax aspects          This Filing
 10.01   Loan and Security Agreement dated August 19, 1993, as         283**
          amended, between AmeriQuest and certain of its
          subsidiaries and Silicon Valley Bank.
 10.02   Addendum to Agreement for Wholesale Financing--Flexible       365**
          Payment Plan dated September 30, 1993 between CDS
          Distribution Inc. and IBM Credit Corporation
 10.03   Standard Industrial Lease--Net dated July 26, 1990, as        402**
          amended, between AmeriQuest and Varian Associates
          (successor-in-interest to Koll Center Irvine East)
 10.04   Agreement of Sublease dated December 5, 1994 by and            **
          between AmeriQuest and The Austin Company.
 13.01   AmeriQuest's Annual Report on Form 10-K/A (Amendment      This Filing
          No. 5) as amended for the fiscal year ended June 30,
          1994.
 13.02   AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment   This Filing
          No. 2) as amended for the quarter ended December 30,
          1994.
 13.03   AmeriQuest's Current Reports on Form 8-K/A, as amended,   This Filing
          dated June 14, 1994, July 18, 1994, September 12, 1994
          and November 14, 1994.
 22.01   Subsidiaries of the Registrant                                 **
 23.01   Consent of Raymond L. Ridge, Esq., Counsel to             This Filing
          Registrant
 23.02   Consent of Arthur Andersen L.L.P. Auditors for the        This Filing
          Registrant
 23.03   Consent of Arthur Andersen L.L.P. (contained in Exhibit
          8.01).
 23.04   Consent of Deloitte & Touche LLP, Auditors for Kenfil     This Filing
          Inc.
 23.05   Consent of Coopers & Lybrand, L.L.P., Auditors for        This Filing
          Robec
 23.06   Consent of KPMG Peat Marwick LLP, Auditors for NCD        This Filing
 23.07   Consent of Hansen, Barnett & Maxwell, Auditors for NCD    This Filing
 23.08   Consent of Coopers & Lybrand, L.L.P., Auditors for NCD    This Filing
 24.01   Powers of Attorney for the Directors                           **

- --------
 * As contained in the original filing of AmeriQuest's Annual Report on Form 10-K for the year ended June 30, 1994, SEC File No. 1-10397 and incorporated herein by this reference.
** As contained in the original filing of Registration Statement 33-81726 and incorporated herein by this reference pursuant to Rule 411(c) under the Securities Act of 1933, as amended, and Rule 24 of the Commission's Rules of Practice.

  The Index to Financial Statement Schedules is set forth on page S-1 and is incorporated herein by this reference. The Financial Statement Schedules are on pages S-1 through S-11, and are incorporated herein by this reference.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

1. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2. That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
   Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. To supply by means of a post-effective amendment all information concerning a transaction, and Kenfil Inc., that was not the subject of and included in this Registration Statement when it became effective.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the General Corporation Law of Delaware discussed under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment No. 1 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on the 10th day of April, 1995.

                                          AMERIQUEST TECHNOLOGIES, INC.

                                          By:

                                                     HAROLD L. CLARK
                                                    Harold L. Clark,
                                                 Chief Executive Officer

                     (This Space Intentionally Left Blank)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                          DATE
             ---------                           -----                          ----


          HAROLD L. CLARK            Co-Chairman, Chief Executive          April 10, 1995
- ------------------------------------   Officer and Director
          Harold L. Clark            (Principal Executive Officer)

          GREGORY A. WHITE           President, Chief Operating Officer    April 10, 1995
- ------------------------------------  and Director
          Gregory A. White

         STEPHEN G. HOLMES           Secretary, Treasurer, Chief           April 10, 1995
- ------------------------------------  Financial Officer and Director
         Stephen G. Holmes           (Principal Financial and
                                      Accounting Officer)

          MARC L. WERNER             Chairman of the Board                 April 10, 1995
- ------------------------------------
         Marc L. Werner **

          ERIC J. WERNER             Director                              April 10, 1995
- ------------------------------------
         Eric J. Werner **

         TERREN S. PEIZER            Director                              April 10, 1995
- ------------------------------------
        Terren S. Peizer **

                                     Director                              April 10, 1995
- ------------------------------------
       William T. Walker, Jr.

         WILLIAM N. SILVIS           Director                              April 10, 1995
- ------------------------------------
         William N. Silvis**

         ROBERT H. BECKETT-          Director                              April 10, 1995
- ------------------------------------
          Robert H. Beckett**

          HAROLD L. CLARK                                    STEPHEN G. HOLMES
- ------------------------------------               -----------------------------------
         Harold L. Clark,*                                 Stephen G. Holmes,**
         Attorney-in-Fact                                    Attorney-in-Fact

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                        PAGE NO.
                                                                        --------
ROBEC'S FINANCIAL STATEMENT SCHEDULES
  Schedule II. Valuation and Qualifying Accounts(1)
NCD'S FINANCIAL STATEMENT SCHEDULES
  Independent Auditors' Report.........................................   S-2
  Schedule II. Valuation and Qualifying Accounts.......................   S-3

Financial Statement Schedules Excluded:

  All financial statement schedules not included are not applicable, not required or would contain information which is shown in the financial statements or notes thereto.
- --------
(1) The schedule required for Robec, Inc. is incorporated herein by reference to Robec's Annual Report in Form 10-K for the year ended December 31, 1994 (SEC File No. 0-18115) filed March 31, 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ross White Enterprises, Inc.:

  We have audited the accompanying balance sheets of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 1994. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ross White Enterprises, Inc. (d/b/a National Computer Distributors) as of March 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

July 21, 1994, except as to notes 7,
 8, 11(b) and 11(c) which are as of
 September 27, 1994

                          ROSS WHITE ENTERPRISES, INC.
                     (D/B/A NATIONAL COMPUTER DISTRIBUTORS)

                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS

   FOR THE FISCAL YEARS ENDED MARCH 31, 1994 AND 1993, THE THREE MONTHS ENDED
              MARCH 31, 1992 AND THE YEAR ENDED DECEMBER 31, 1991

                                                   ADDITIONS
                         ---------------------------------------------------------------
                          BALANCE
                            AT     CHARGED TO   CHARGED TO    OTHER CHARGES   BALANCE AT
                         BEGINNING COSTS AND  OTHER ACCOUNTS: ADD (DEDUCT):     END OF
                         OF PERIOD  EXPENSES     DESCRIBE       DESCRIBE        PERIOD
                         --------- ---------- --------------- -------------   ----------
Trade accounts
 receivable:
  Year ended March 31,
   1994:
    Allowance for
     doubtful accounts.. $362,374   911,545           --        (748,919)(1)   525,000
                         ========   =======       =======       ========       =======
  Year ended March 31,
   1993:
    Allowance for
     doubtful accounts.. $ 22,652   637,275           --        (297,553)(1)   362,374
                         ========   =======       =======       ========       =======
  Three months ended
   March 31, 1992:
    Allowance for
     doubtful accounts.. $ 78,500       --            --         (55,848)(1)    22,652
                         ========   =======       =======       ========       =======
  Year ended December
   31, 1991:
    Allowance for
     doubtful accounts.. $ 10,000   115,264           --         (46,764)(1)    78,500
                         ========   =======       =======       ========       =======
Inventory:
  Year ended March 31,
   1994:
    Allowance for
     obsolescence....... $ 30,000   500,000           --             --        530,000
                         ========   =======       =======       ========       =======
  Year ended March 31,
   1993:
    Allowance for
     obsolescence....... $    --     30,000           --             --         30,000
                         ========   =======       =======       ========       =======
  Three months ended
   March 31, 1992:
    Allowance for
     obsolescence....... $    --        --            --             --            --
                         ========   =======       =======       ========       =======
  Year ended December
   31, 1991:
    Allowance for
     obsolescence....... $    --        --            --             --            --
                         ========   =======       =======       ========       =======

- --------
(1) Write offs

                                                       REGISTRATION NO. 33-57611
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                         AMERIQUEST TECHNOLOGIES, INC.

                               ----------------

                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-4
                        (PRE-EFFECTIVE AMENDMENT NO. 1)
                                     UNDER
                           THE SECURITIES ACT OF 1933


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                      TITLE OF DOCUMENT                          PAGE
 -------                    -----------------                      ------------
  2.01   Amended and Restated Agreement and Plan of                This Filing
          Reorganization to acquire Robec, Inc.
  2.02   Plan of Merger to acquire Robec, Inc.                     This Filing
  3.01   Certificate of Incorporation of AmeriQuest                     85*
  3.02   By-laws of AmeriQuest                                          258**
  4.01   Reference is made to Exhibits 3.01 and 3.02, the
          Certificate of Incorporation and By-laws, which define
          the rights of security holders
  4.02   Specimen Common Stock Certificate                             274**
  5.01   Opinion of Raymond L. Ridge, Esq.                         This Filing
  8.01   Opinion of Arthur Andersen & Co. re: tax aspects          This Filing
 10.01   Loan and Security Agreement dated August 19, 1993, as         283**
          amended, between AmeriQuest and certain of its
          subsidiaries and Silicon Valley Bank.
 10.02   Addendum to Agreement for Wholesale Financing--Flexible       365**
          Payment Plan dated September 30, 1993 between CDS
          Distribution Inc. and IBM Credit Corporation
 10.03   Standard Industrial Lease--Net dated July 26, 1990, as        402**
          amended, between AmeriQuest and Varian Associates
          (successor-in-interest to Koll Center Irvine East)
 10.04   Agreement of Sublease dated December 5, 1994 by and            **
          between AmeriQuest and The Austin Company.
 13.01   AmeriQuest's Annual Report on Form 10-K/A (Amendment      This Filing
          No. 5) as amended for the fiscal year ended June 30,
          1994.
 13.02   AmeriQuest's Quarterly Report on Form 10-Q/A (Amendment   This Filing
          No. 2) as amended for the quarter ended December 30,
          1994.
 13.03   AmeriQuest's Current Reports on Form 8-K/A, as amended,   This Filing
          dated June 14, 1994, July 18, 1994, September 12, 1994
          and November 14, 1994.
 22.01   Subsidiaries of the Registrant                                 **
 23.01   Consent of Raymond L. Ridge, Esq., Counsel to             This Filing
          Registrant
 23.02   Consent of Arthur Andersen L.L.P. Auditors for the        This Filing
          Registrant
 23.03   Consent of Arthur Andersen L.L.P. (contained in Exhibit
          8.01).
 23.04   Consent of Deloitte & Touche LLP, Auditors for Kenfil     This Filing
          Inc.
 23.05   Consent of Coopers & Lybrand, L.L.P., Auditors for        This Filing
          Robec
 23.06   Consent of KPMG Peat Marwick LLP, Auditors for NCD        This Filing
 23.07   Consent of Hansen, Barnett & Maxwell, Auditors for NCD    This Filing
 23.08   Consent of Coopers & Lybrand, L.L.P., Auditors for NCD    This Filing
 24.01   Powers of Attorney for the Directors                           **

- --------
 * As contained in the original filing of AmeriQuest's Annual Report on Form 10-K for the year ended June 30, 1994, SEC File No. 1-10397 and incorporated herein by this reference.
** As contained in the original filing of Registration Statement 33-81726 and incorporated herein by this reference pursuant to Rule 411(c) under the Securities Act of 1933, as amended, and Rule 24 of the Commission's Rules of Practice.

PROXY                                                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  ROBEC, INC.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Prospectus/Proxy Statement, and revoking all prior proxies, appoints Robert H. Beckett and Alexander C. Kramer, Jr., and each of them acting singly, with full power of substitution, the attorney and proxy of the undersigned, to represent the undersigned and to vote all the shares of common stock of Robec, Inc. ("Robec"), which the undersigned is entitled to vote at the Special Meeting of Shareholders of Robec to be held at
the offices of Robec, Inc., 425 Privet Road, Horsham, PA 19044 on May   , 1995,
at 10:00 a.m., local time, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present, as follows:

FOR   AGAINST   ABSTAIN
[_]     [_]       [_]  The proposal to approve and adopt the Plan of Merger (the
                       "Plan of Merger") pursuant to which (a) RI Acquisition,
                       Inc., a Pennsylvania corporation and a wholly-owned subsidiary of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), will be merged with and into Robec (the "Merger"), with Robec surviving the Merger as a wholly-owned subsidiary of AmeriQuest and (b) each share of common stock, par value $.01 per share, of Robec that is issued and outstanding on the effective date of the Merger, other than shares held by AmeriQuest or by shareholders who perfect their statutory dissenters rights, will be converted automatically into the right to receive .63075 shares of the common stock, par value $.01 per share, of AmeriQuest ("AmeriQuest
                       Common Stock"), subject to adjustment if the closing price of AmeriQuest Common Stock is below $3.00 per share on the business day prior to the day on which the Merger becomes effective.

THE BOARD RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL.

  If you expect to attend the Meeting, please check this box [_].



Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer(s) hereby revokes all proxies heretofore given by the signer(s) to vote at said meeting or any adjournments thereof.

Dated:_________, 1995

                                              _________________________________
                                              Signature

                                              _________________________________
                                              Signature if held jointly


PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY FORM USING THE ENCLOSED
ENVELOPE.